UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

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TRIPADVISOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2019

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TripAdvisor, Inc. We will hold the Annual Meeting on Tuesday, June 11, 2019, at 11:00 a.m. local time at the Residence Inn located at 80 B Street, Needham, MA 02494.

At the Annual Meeting, stockholders will be asked (1) to elect the nine directors named in this Proxy Statement, (2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and (3) to consider and act upon any other business that may properly come before the meeting and any adjournments or postponements thereof. The Board of Directors recommends a vote FOR proposals (1) and (2).

You may vote if you were a stockholder of record on April 22, 2019. You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability and on the website noted in the Notice of Internet Availability. In order to vote via the Internet or by telephone, you must have your stockholder identification number, which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

Your vote is very important to us. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Sincerely,
STEPHEN KAUFER
President and Chief Executive Officer

400 1st Avenue

Needham, Massachusetts 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2019

The Annual Meeting of Stockholders of TripAdvisor, Inc., a Delaware corporation, will be held on Tuesday, June 11, 2019, at 11:00 a.m. local time at the Residence Inn located at 80 B Street, Needham, MA 02494. At the Annual Meeting, stockholders will be asked to consider the following:

1.To elect the nine directors named in this Proxy Statement, each to serve for a one-year term from the date of his election and until such director’s successor is elected or until such director’s earlier resignation or removal;

2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.To consider and act upon any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of TripAdvisor capital stock at the close of business on April 22, 2019 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.  We will furnish the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 over the Internet.  We will send to our stockholders a Notice of Internet Availability of Proxy Materials on or about April 26, 2019, and provide access to our proxy materials over the Internet to our holders of record and beneficial owners of our capital stock as of the close of business on the record date.  You may request paper copies by following the instructions on the Notice of Internet Availability of Proxy Materials.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms that you are the beneficial owner of those shares.

By Order of the Board of Directors,

SETH J. KALVERT
Senior Vice President, General Counsel and Secretary

April 26, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 11, 2019

This Proxy Statement and the 2018 Annual Report are available at:

http://ir.tripadvisor.com/annual-proxy.cfm

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of TripAdvisor, Inc., a Delaware corporation, in connection with the solicitation of proxies by TripAdvisor’s Board of Directors for use at its 2019 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). All references to “TripAdvisor,” the “Company,” “we,” “our” or “us” in this Proxy Statement are to TripAdvisor, Inc. and its subsidiaries.  An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2018, and this Proxy Statement are being made available to all stockholders entitled to vote at the Annual Meeting.

TripAdvisor’s principal executive offices are located at 400 1st Avenue, Needham, Massachusetts 02494. This Proxy Statement is being made available to TripAdvisor stockholders on or about April 22, 2019.

Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, June 11, 2019, at 11:00 a.m. local time at the Residence Inn located at 80 B Street, Needham, MA 02494.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Record Date and Voting Rights

The Board of Directors established the close of business on April 22, 2019, as the record date for determining the holders of TripAdvisor common stock entitled to notice of and to vote at the Annual Meeting. On the record date, 126,221,264 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. TripAdvisor stockholders are entitled to one vote for each share of common stock and ten votes for each share of Class B common stock held as of the record date, voting together as a single voting group, on (i) the election of seven of the nine director nominees, and (ii) the ratification of the appointment of KPMG LLP as TripAdvisor’s independent registered public accounting firm for the year ending December 31, 2019.  TripAdvisor stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of TripAdvisor common stock are entitled to elect as a separate class pursuant to TripAdvisor’s restated certificate of incorporation.  Stockholders have no right to cumulative voting as to any matter, including the election of directors.

On August 27, 2014, the entire beneficial ownership of our common stock and Class B common stock previously held by Liberty Interactive Corporation, which is currently known as Qurate Retail, Inc. (“Liberty”) was transferred to Liberty TripAdvisor Holdings, Inc. (“LTRIP”).  Simultaneously, Liberty, LTRIP’s former parent company, distributed, by means of a dividend, to the holders of its Liberty Ventures common stock, Liberty’s entire equity interest in LTRIP.  We refer to this transaction as the Liberty Spin-Off.  As a result of the Liberty Spin-Off, effective August 27, 2014, LTRIP became a separate, publicly traded company and 100% of Liberty’s interest in TripAdvisor was held by LTRIP.  Liberty also assigned to LTRIP its rights and obligations under the Governance Agreement between TripAdvisor and Liberty, dated December 20, 2011 (the “Governance Agreement”).

As a result of these transactions, as of the record date, LTRIP beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.4% of the outstanding shares of common stock and 100% of the outstanding shares of Class B Common Stock. Assuming the conversion of all of the LTRIP’s shares of Class B common stock into common stock, as of the record date LTRIP would beneficially own 22.3% of the outstanding common stock. Because each share of Class B common stock generally is entitled to ten votes per share and each share of common stock is entitled to one vote per share, as of the record date LTRIP may be deemed to beneficially own equity securities representing 57.5% of our voting power. As a result, regardless of the vote of any other TripAdvisor stockholder, LTRIP has control over the vote relating to (i) the election of seven of the nine director nominees; and (ii) the ratification of the appointment of KPMG LLP as TripAdvisor’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

With respect to (i) the election of seven of the nine director nominees; and (ii) the ratification of the appointment of KPMG LLP as TripAdvisor’s independent registered public accounting firm for the fiscal year ending December 31, 2019, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. For the election of the three directors whom the holders of TripAdvisor common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of shares of common stock constitutes a quorum.

If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of TripAdvisor capital stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on the election of our directors, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

TripAdvisor will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of TripAdvisor, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, TripAdvisor will ask brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of TripAdvisor capital stock and to request authority for the exercise of proxies. In such cases, TripAdvisor, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting of Proxies

The manner in which your shares may be voted depends on whether you are a:

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Registered stockholder:    Your shares are represented by certificates or book entries in your name on the records of TripAdvisor’s stock transfer agent and you have the right to vote those shares directly; or

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Beneficial stockholder:    You hold your shares in “street name” through a broker, trust, bank or other nominee and you have the right to direct your broker, trust, bank or other nominee on how to vote the shares in your account; however, you must request and receive a valid proxy from your broker, trust, bank or other nominee.

Whether you hold shares directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form provided. To vote using the Internet or by telephone, you will be required to enter the control number included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

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Using the Internet.    Registered stockholders may vote using the Internet by going to www.proxyvote.com and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Telephone.    Registered stockholders may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Mail.    Registered stockholders may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided by their brokers, trusts, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR proposals (1) and (2).

TripAdvisor is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail or telephone or via the Internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the Internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same shares by mail or telephone or via the Internet prior to the vote at the Annual Meeting or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of elections or voting in person. Registered holders may send any written notice or request for a new proxy card to TripAdvisor, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Registered holders may also request a new proxy card by calling 1-800-579-1639.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board of Directors currently consists of nine members. Pursuant to the terms of TripAdvisor’s bylaws, each director serves for a one-year term from the date of his or her election and until such director’s successor is elected or until such director’s earlier resignation or removal.  The Board recommends that each of the nine nominees listed below be elected to serve a one-year term and until such director’s successor shall have been duly elected and qualified or until such director’s earlier resignation or removal:

Gregory B. Maffei

Stephen Kaufer

Jay C. Hoag

Betsy L. Morgan

Jeremy Philips

Spencer M. Rascoff

Albert E. Rosenthaler

Trynka Shineman Blake

Robert S. Wiesenthal

TripAdvisor’s restated certificate of incorporation provides that the holders of TripAdvisor common stock, acting as a single class, are entitled to elect a number of directors equal to 25% of the total number of directors, rounded up to the next whole number, which will be three directors as of the date of the Annual Meeting. The Board has designated Messrs. Philips, Rascoff and Wiesenthal as nominees for the positions on the Board to be elected by the holders of TripAdvisor common stock voting as a separate class.

Pursuant to the Governance Agreement, LTRIP has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board of Directors and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to LTRIP are satisfied.  LTRIP has designated Messrs. Maffei and Rosenthaler as its nominees to the Board of Directors.

Although management does not anticipate that any of the nominees named above will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board of Directors.

Information Regarding Director Nominees

The information provided below about each nominee is as of the date of this Proxy Statement. The information presented includes the names of each of the nominees, along with his or her age, any positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the names of all other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. The information also includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Board of Directors to conclude that he or she should serve as a director of the company for the ensuing term.

The nine nominees to the Board of Directors possess the experience and qualifications that we believe will allow them to make substantial contributions to the Board of Directors. In selecting nominees to the Board, we seek to ensure that the Board collectively has a balance of diversity, experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, corporate governance experience and experience in other functional areas that are relevant to our business.  Following, please find a more detailed discussion of the business experience and qualifications of each of the nominees to the Board.

Gregory B. Maffei Age: 58 Director Since: 2013 Committee Memberships: Compensation Executive

Mr. Maffei has served as a director as well as the President and Chief Executive Officer of Liberty Media Corporation (“LMC”) (including its predecessor) since May 2007, LTRIP since July 2013, Liberty Broadband Corporation (“LBC”) since June 2014 and GCI Liberty, Inc. since March 2018.  He has served as Chairman of the Board of Directors of Qurate Retail, Inc. (“Qurate”) since March 2018 and as a director of Qurate (including its predecessor) since November 2005.  He previously served as President and Chief Executive Officer of Qurate from February 2006 to March 2018 and CEO-Elect from November 2005 through February 2006.  Prior to joining Qurate, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation and Chief Financial Officer of Microsoft Corporation.  Mr. Maffei currently serves on the Board of Directors of the following public companies:  Sirius XM Holdings Inc., Live Nation Entertainment, Inc., Charter Communications, Inc., Zillow Group, Inc. and Pandora Media, Inc.  Mr. Maffei is a member of the Council on Foreign Relations and the Board of Trustees of Dartmouth College.  Mr. Maffei previously served on the Board of Directors of Starz, Electronic Arts, Inc., Barnes & Noble, Inc., Citrix Systems, Inc., DirecTV, Starbucks Corp., and Dorling Kindersley Limited.  Mr. Maffei holds an M.B.A. from Harvard Business School, where he was a Baker Scholar, and an A.B. from Dartmouth College.

Board Membership Qualifications

Mr. Maffei brings to our Board significant financial and operational experience based on his senior policy-making positions at LMC, Qurate, LBC and LTRIP, his previous executive positions at Oracle, 360networks and Microsoft and his other public company board experience. He provides our board with an executive and leadership perspective on the operation and management of large public companies and risk management principles.

Stephen Kaufer Age: 56 Director Since: 2011 Committee Memberships: Executive

Mr. Kaufer co-founded TripAdvisor in February 2000 and has been the President and Chief Executive Officer of TripAdvisor since that date.  Mr. Kaufer has been a director of TripAdvisor since the completion of the spin-off of TripAdvisor from Expedia, Inc. (“Expedia”) in December 2011 (the “Spin-Off”).  Mr. Kaufer serves on the Board of Directors of CarGurus, Inc., a company traded on The Nasdaq Stock Market, LLC.  Mr. Kaufer also serves as President and Chairman of the Board of The TripAdvisor Charitable Foundation, a private charitable foundation.  Mr. Kaufer serves on the boards of several privately-held companies, including GlassDoor, Inc., as well as the charity Neuroendocrine Tumor Research Foundation (formerly known as Caring for Carcinoid Foundation). Prior to co-founding TripAdvisor, Mr. Kaufer served as President of CDS, Inc., an independent software vendor specializing in programming and testing tools, and co-founded CenterLine Software and served as its Vice President of Engineering. Mr. Kaufer holds an A.B. in Computer Science from Harvard University.

Board Membership Qualifications

As co-founder of TripAdvisor and through his service as its Chief Executive Officer, Mr. Kaufer has extensive knowledge of our business and operations, and significant experience in the online advertising sector of the global travel industry. Mr. Kaufer also possesses strategic and governance skills gained through his executive and director roles with several other companies.

Jay C. Hoag Age: 60 Director Since: 2018 Committee Memberships: Compensation - Chair Section 16 - Chair

Mr. Hoag co-founded Technology Crossover Ventures, a private equity and venture capital firm, in 1995 and continues to serve as a founding General Partner. Mr. Hoag serves on the Boards of Directors of the following public companies:  Electronic Arts Inc.; Zillow Group, Inc.; and Netflix, Inc. Mr. Hoag also serves on the Board of Directors of several private companies. Previously, Mr. Hoag has served on the Board of Directors of numerous other public and private companies. Mr. Hoag also serves on the Board of Trustees of Northwestern University and Vanderbilt University and the Investment Advisory Board of the University of Michigan.  Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

Board Membership Qualifications

As a venture capital investor, Mr. Hoag brings strategic insights and extensive financial experience to our Board. He has evaluated, invested in and served as a board and committee member of numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience helping companies shape and implement strategy provide our Board with unique perspectives on matters such as risk management, corporate governance, talent selection and leadership development.

Betsy L. Morgan Age: 50 Director Since: 2019 Committee Memberships: None

Betsy L. Morgan is currently the co-founder of Magnet Companies, a private equity-backed company focused on media and commerce, and an associate professor at Columbia Business School and Columbia College. From February 2016 to July 2018, Ms. Morgan served as an Executive in Residence of LionTree, an advisory and merchant bank firm specializing in technology and media. From January 2011 to July 2015, Ms. Morgan was the CEO of TheBlaze, an early multi-platform and direct-to-consumer news and entertainment company. Prior to TheBlaze, Ms. Morgan was the CEO of The Huffington Post. Ms. Morgan currently serves on the Board of Directors of TheStreet, Inc., a financial news and information provider listed on the Nasdaq Stock Market, and serves on the Audit Committee and Nominating and Corporate Governance Committee.  She also serves on the Board of the following privately-held companies:  Trusted Media Brands, Chartbeat and TheSkimm. Ms. Morgan has an M.B.A from Harvard Business School and a B.A. in Political Science and Economics from Colby College, where she served as a member of the Board of Trustees for eight years. She is also a contributor to Riptide, an oral history of journalism and digital innovation created by Harvard’s Shorenstein Center on Media, Politics and Public Policy.

Board Membership Qualifications

Ms. Morgan has extensive experience leading digital media, subscription and original content businesses.  This experience will benefit TripAdvisor and its stockholders as we continue to execute on our strategy.  Her financial background, investment knowledge and Board experience also make her an excellent addition to the Board, able to provide valuable insight and advice.

Jeremy Philips Age: 46 Director Since: 2011 Committee Memberships: Audit

Mr. Philips has been a general partner of Spark Capital since May 2014.  From January 2012 until May 2014, Mr. Philips invested in private technology companies.  From June 2010 to January 2012, Mr. Philips served as the Chief Executive Officer of Photon Group Limited, a holding company listed on the Australian Securities Exchange. From July 2004 to March 2010, Mr. Philips held various roles of increasing responsibility with News Corporation, most recently as an Executive Vice President in the Office of the Chairman.  Prior to joining News Corporation, he served in several roles, including co-founder and Vice-Chairman of ecorp, a publicly traded Internet holding company, and as an analyst at McKinsey & Company.  Mr. Philips is on the Board of Directors of several private Internet companies.  He is an adjunct professor at Columbia Business School and holds a LL.B. and B.A. from the University of New South Wales and an MPA from the Harvard Kennedy School of Government.

Board Membership Qualifications

Mr. Philips has significant strategic and operational experience acquired through his service as Chief Executive Officer and other executive-level positions. He also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions as well as an extensive background in the Internet industry.

Spencer M. Rascoff Age: 43 Director Since: 2013 Committee Memberships: Audit

Mr. Rascoff has served as a member of the Board of Directors of Zillow Group, Inc. since July 2011.  He previously served as the Chief Executive Officer of Zillow Group, Inc. from September 2010 to March 2019. Mr. Rascoff joined Zillow as one of its founding employees in 2005 and served as Vice President of Marketing and Chief Financial Officer from December 2008 to September 2010.   From 2003 to 2005, Mr. Rascoff served as Vice President of Lodging for Expedia. In 1999, Mr. Rascoff co-founded Hotwire, Inc., an online travel company, and managed several of Hotwire’s product lines before Hotwire was acquired in 2003 by IAC/InterActiveCorp, or IAC, Expedia’s parent company at the time. Mr. Rascoff previously served in the mergers and acquisitions group at Goldman, Sachs & Co., an investment banking and securities firm, and an associate at TPG Capital, a private equity firm.  Mr. Rascoff also serves on Board of Directors of Hutch Interiors, Inc. a home design app, in which Zillow has been an investor since July 2017.  Mr. Rascoff also serves on the Seattle Children’s Hospital Research Institute Advisory Board.  Mr. Rascoff graduated cum laude with a B.A. in Government and Economics from Harvard University.

Board Membership Qualifications

Mr. Rascoff has significant operational and financial experience acquired through his prior service as Chief Executive Officer and Chief Financial Officer of Zillow. Mr. Rascoff also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions as well as an extensive background in the Internet industry and global travel industry.

Albert E. Rosenthaler Age: 59 Director Since: 2016 Committee Memberships: None

Mr. Rosenthaler has served as Chief Corporate Development Officer of LMC, Qurate, LTRIP, LBC and Liberty Expedia Holdings, Inc. since October 2016, and GCI Liberty, Inc. since March 2018.  He previously served as Chief Tax Officer of LMC, Qurate, LTRIP and LBC from January 2016 to September 2016, and Liberty Expedia Holdings, Inc. from March 2016 to September 2016.  Prior to that, Mr. Rosenthaler served as a Senior Vice President of LMC (including its predecessor) from May 2007 to December 2015, Qurate (including its predecessors) from April 2002 to December 2015, LTRIP from July 2013 to December 2015 and LBC from June 2014 to December 2015.  Mr. Rosenthaler has also served on the Board of Directors of LTRIP since August 2014.  He is a graduate of University of Illinois (M.A.S.) and Olivet College (B.A.).

Board Membership Qualifications

Mr. Rosenthaler has significant executive and financial experience gained through his service as an executive officer of Qurate and LMC for many years and as a partner of a major national accounting firm for more than five years prior to joining Qurate.  Mr. Rosenthaler brings a unique perspective to our Board of Directors, focused in particular on the areas of tax management, mergers and acquisitions and financial structuring.  Mr. Rosenthaler’s perspective and expertise assist the Board in developing strategies that take into consideration the application of tax laws and capital allocation.

Trynka Shineman Blake Age: 45 Director Since: 2019 Committee Memberships: None

Ms. Shineman currently serves on the Board of Directors of Ally Financial, Inc., a leading digital financial services company currently traded on the New York Stock Exchange, and serves as a member of the Audit and Digital Transformation Committees. She is also a member of the Board of Trustees of the Mass Technology Leadership Council. From March 2004 through February 2019, Ms. Shineman held positions of increasing responsibility with Cimpress N.V., and most recently was the Chief Executive Officer of its Vistaprint business. Ms. Shineman has an M.B.A from Columbia Business School and a B.A. in Psychology from Cornell University.

Board Membership Qualifications

Ms. Shineman has many years of experience with customer-focused businesses and with digital transformations.  She has extensive experience helping companies develop a deep understanding of customer needs and shaping the organization around those needs.  She will be able to provide the Board and management with important insight and counsel as TripAdvisor improves its platform to provide its users a better and more inspired travel planning experience.

Robert S. Wiesenthal Age: 52 Director Since: 2011 Committee Memberships: Audit – Chair

Since July 2015, Mr. Wiesenthal has served as founder and Chief Executive Officer of Blade Urban Air Mobility, Inc., a technology enabled short-distance aviation company and the largest arranger of helicopter flights in and out of city centers in the U.S.  From January 2013 to July 2015, Mr. Wiesenthal served as Chief Operating Officer of Warner Music Group Corp., a leading global music conglomerate. From 2000 to 2012, Mr. Wiesenthal served in various senior executive capacities with Sony Corporation, most recently as Executive Vice President and Chief Financial Officer of Sony Corporation of America.  Prior to joining Sony, from 1988 to 2000, Mr. Wiesenthal served in various capacities with Credit Suisse First Boston, most recently as Managing Director, Head of Digital Media and Entertainment.  Mr. Wiesenthal previously served on the Board of Directors of Starz. Mr. Wiesenthal has a B.A. from the University of Rochester.

Board Membership Qualifications

Mr. Wiesenthal possesses extensive strategic, operational and financial experience, gained through his wide range of service in executive-level positions with a strong focus on networked consumer electronics, entertainment, and digital media. He also has a high degree of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

All of our nominees also have extensive management experience in complex organizations. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he should be nominated as a director, each nominee has proven business acumen and an ability to exercise sound judgment, as well as a commitment to TripAdvisor and its Board of Directors as demonstrated by each nominee’s past service. The Board of Directors considered the NASDAQ requirement that TripAdvisor’s Audit Committee be composed of at least three independent directors, as well as specific NASDAQ and U.S. Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Required Vote

Election of Ms. Morgan and Ms. Shineman and Messrs. Maffei, Hoag, Kaufer, Rascoff and Rosenthaler as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of TripAdvisor common stock and Class B common stock, present in person or represented by proxy, voting together as a single class.  Election of Messrs. Philips, Rascoff and Wiesenthal as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of TripAdvisor common stock, present in person or represented by proxy, voting together as a separate class.

We ask our stockholders to vote in favor of each of the director nominees.  Valid proxies received pursuant to this solicitation will be voted in the manner specified.  With respect to the election of directors, you may vote “FOR” or “WITHHOLD”.  Where no specification is made, it is intended that the proxies received from stockholders will be voted FOR the election of the director nominees identified. Votes withheld and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

CORPORATE GOVERNANCE

Executive Officers

Set forth below is certain background information, as of April 21, 2019, regarding TripAdvisor’s executive officers. There are no family relationships among directors or executive officers of TripAdvisor.

Name	Age	Position
Stephen Kaufer	56	Director, President and Chief Executive Officer
Ernst Teunissen	52	Senior Vice President, Chief Financial Officer and Treasurer
Seth J. Kalvert	49	Senior Vice President, General Counsel and Secretary
Dermot M. Halpin	48	President, Experiences and Rentals

Refer to “Proposal 1:  Election of Directors” above for information about our President and Chief Executive Officer Stephen Kaufer.

Ernst Teunissen has served as Senior Vice President, Chief Financial Officer and Treasurer of TripAdvisor since November 2015. From October 2009 to October 2015, Mr. Teunissen served in various capacities with Cimpress, N.V. (formerly known as Vistaprint, N.V.), most recently as Executive Vice President and Chief Financial Officer.  Before joining Cimpress, Mr. Teunissen was a founder and director of two corporate finance and management consulting firms:  Manifold Partners from May 2007 through September 2009 and ThreeStone Ventures Limited from June 2003 through September 2009.  From August 1999 to February 2003, Mr. Teunissen served as an Executive Director in Morgan Stanley’s Investment Banking Division in London.  Mr. Teunissen worked as an Associate Director in Investment Banking at Deutsche Bank from February 1997 to February 1999 and as a Senior Strategy Consultant at Monitor Company from April 1990 to February 1995.  Mr. Teunissen holds an M.B.A. from the University of Oregon and a B.B.A. from Nijenrode University, The Netherlands School of Business.

Seth J. Kalvert has served as Senior Vice President, General Counsel and Secretary of TripAdvisor since August 2011. Mr. Kalvert also serves as Secretary and a director of The TripAdvisor Charitable Foundation, a private charitable foundation.  Prior to joining TripAdvisor, from March 2005 to August 2011, Mr. Kalvert held positions at Expedia, most recently as Vice President and Associate General Counsel. Prior to that, Mr. Kalvert worked at IAC/InterActiveCorp. Mr. Kalvert began his career as an associate at Debevoise & Plimpton, LLP, a New York law firm.  Mr. Kalvert also serves on the Board of Directors of Citizen Schools and as Secretary and a director of the Internet Association, an industry trade group.  Mr. Kalvert holds a J.D. from Columbia Law School and an A.B. from Brown University.

Dermot M. Halpin has been serving as President of the Rentals business unit since December 2011 and President of the Experiences business unit since November 2016.  Mr. Halpin served as a board member commencing June 2009 and Chief Executive Officer commencing November 2009 of Autoquake, a venture-backed consumer Internet business, until his resignation in March 2011.  Prior to Autoquake, from October 2001 to December 2008, Mr. Halpin worked at Expedia, most recently serving as President of Expedia EMEA (Europe, Middle East and Africa).  Before joining Expedia, Mr. Halpin worked at several technology-driven businesses. Mr. Halpin holds an M.B.A. from INSEAD and studied engineering at University College Dublin, Ireland.

Board of Directors

Director Qualifications and Diversity

Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our company allow the Board to complete its key task of oversight.  The specific experience and qualifications of each of our Board members are set forth above. The Board is committed to a policy of inclusiveness and diversity. The Board believes members should be comprised of persons with diverse skills, expertise, backgrounds and experiences including, without limitation, the following areas:

•	management or board experience in a wide variety of enterprises and organizations;
•	banking, capital markets and finance;
•	accounting, audit and financial reporting;
•	compliance, legal and regulatory;
•	travel, technology, and commerce;
•	sales and marketing and operations; and
•	corporate governance.

In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the entire Board, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. The Board is committed to a policy of diversity and inclusion.  When seeking new Board candidates, the Board is committed to including diverse candidates (including women and minority candidates) in the pool of candidates from which the Board nominees are chosen.

Director Independence

Under the NASDAQ Stock Market Listing Rules (the “NASDAQ Rules”), the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with these independence determinations, the Board reviews information regarding transactions, relationships and arrangements relevant to independence, including those required by the NASDAQ Rules. This information is obtained from director responses to questionnaires circulated by management, as well as our records and publicly available information. Following this determination, management monitors those transactions, relationships and arrangements that were relevant to such determination, as well as solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board’s prior independence determination.

Based on the information provided by each director concerning his background, employment and affiliations and upon review of this information, our Board of Directors previously determined that each of Messrs. Hoag, Nishar, Philips, Rascoff and Wiesenthal do not have a relationship that should interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the applicable rules and regulations of the SEC and NASDAQ. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements. In addition to the satisfaction of the director independence requirements set forth in the NASDAQ Rules, members of the Audit Committee and Compensation Committees also satisfied separate independence requirements under the current standards imposed by the SEC and the NASDAQ Rules for audit committee members and by the SEC, NASDAQ Rules and the Internal Revenue Service for compensation committee members.  At the first meeting of the Board of Directors following the Annual Meeting, the Board intends to conduct a review of director independence and to designate the members of the Board to serve on each of the committees and the Chair of each of the committees for the directors’ term.

Controlled Company Status

As of the record date, LTRIP beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.4% of the outstanding shares of common stock and 100% of the outstanding shares of Class B common stock, respectively. Assuming the conversion of all of LTRIP’s shares of Class B common stock into common stock, LTRIP would beneficially own 22.3% of the outstanding common stock. Because each share of Class B common stock generally is entitled to ten votes per share and each share of common stock is entitled to one vote per share, LTRIP may be deemed to beneficially own equity securities representing approximately 57.5% of our voting power. LTRIP has filed a Statement of Beneficial Ownership on Schedule 13D with respect to its TripAdvisor holdings and related voting arrangements with the SEC.

The NASDAQ Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as TripAdvisor, from certain governance requirements under the NASDAQ Rules. On this basis, TripAdvisor is relying on the exemption for controlled companies from certain requirements under the NASDAQ Rules, including, among others, the requirement that the Compensation Committees be composed solely of independent directors and certain requirements relating to the nomination of directors. We may, in the future, rely on other exemptions available to a controlled company, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors.

Board Leadership Structure

Mr. Maffei serves as the Chairman of the Board of Directors, and Mr. Kaufer serves as President and Chief Executive Officer of TripAdvisor. The roles of Chief Executive Officer and Chairman of the Board of Directors are currently separated in recognition of the differences between the two roles. This leadership structure provides us with the benefit of Mr. Maffei’s oversight of TripAdvisor’s strategic goals and vision, coupled with the benefit of a full-time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of TripAdvisor and its operating businesses. We believe that it is in the best interests of our stockholders for the Board of Directors to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or Chief Executive Officer based on the relevant facts and circumstances applicable at such time.

Independent members of the Board of Directors chair our Audit Committee, Compensation Committee and Section 16 Committee.

Meeting Attendance

The Board of Directors met four times in 2018 and acted by written consent one time. During such period, each member of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which they served. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. We do not have a lead independent director or any other formally appointed leader for these sessions. Directors are encouraged but not required to attend annual meetings of TripAdvisor stockholders. All of the incumbent directors who were directors at the time have historically attended the annual meetings of stockholders.

Committees of the Board of Directors

The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available in the “Corporate Governance” section of the Investor Relations page of TripAdvisor’s corporate website at ir.tripadvisor.com. At each regularly scheduled Board meeting, the Chairperson of each committee provides the full Board of Directors with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting. The membership of our Audit, Compensation and Section 16 Committees ensures that directors with no direct ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management.

The following table sets forth the current members of the Board of Directors and the members of each committee of the Board. At the first meeting of the Board of Directors following the Annual Meeting, the Board intends to conduct a review of director independence and to designate the members of the Board to serve on each of the committees and the Chair of each of the committees for the directors’ term.

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Greg Maffei	—	X	—	X
Trynka Shineman Blake	—	—	—	—
Jay C. Hoag	—	Chair	Chair	—
Stephen Kaufer	—	—	—	X
Betsy L. Morgan	—	—	—	—
Dipchand (Deep) Nishar	—	X	X	—
Jeremy Philips	X	—	—	—
Spencer M. Rascoff	X	—	—	—
Albert Rosenthaler	—	—	—	—
Robert S. Wiesenthal	Chair	—	—	—

Audit Committee

The Audit Committee of the Board of Directors currently consists of three directors: Messrs. Philips, Rascoff and Wiesenthal. Mr. Wiesenthal is the Chairman of the Audit Committee.  Each Audit Committee member satisfies the independence requirements under the current standards imposed by the rules of the SEC and NASDAQ. The Board has determined that each of Messrs. Philips, Rascoff and Wiesenthal is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is appointed by the Board of Directors to assist the Board with a variety of matters discussed in detail in the Audit Committee charter, including monitoring:

-the integrity of our accounting, financial reporting and public disclosures process,

-our relationship with our independent registered public accounting firm, including qualifications, performance and independence,

-the performance of our internal audit department, and

-our compliance with legal and regulatory requirements. The Audit Committee met six times in 2018.

The formal report of the Audit Committee with respect to the year ended December 31, 2018, is set forth in the section below titled “Audit Committee Report.”  The Audit Committee met eight times in 2018.

Compensation Committee

The Compensation Committee currently consists of three directors:  Messrs. Hoag, Maffei and Nishar, with Mr. Hoag serving as the Chairperson of the Compensation Committee. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). With the exception of Mr. Maffei, each member is an “independent director” as defined by the NASDAQ Rules.  No member of the Compensation Committee is an employee of TripAdvisor.

The Compensation Committee is responsible for:

-designing and overseeing compensation with respect to our executive officers, including salary matters, bonus plans and stock compensation plans;

-administrating our stock plans, including approving grants of equity awards but excluding matters governed by Rule 16b-3 under the Exchange Act (which are handled by the Section 16 Committee described below); and

- periodically reviewing and approving compensation of the members of our Board.

A description of our policies and practices for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.” The Compensation Committee met five times in 2018.

Section 16 Committee

The Section 16 Committee currently consists of two directors: Mr. Hoag and Mr. Nishar. Mr. Hoag is the Chairperson of the Section 16 Committee. Each member is an “independent director” as defined by the NASDAQ Rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act.

The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to TripAdvisor’s executive officers. The Section 16 Committee met five times in 2018.

In this Proxy Statement, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

Executive Committee

The Executive Committee currently consists of two directors:  Messrs. Kaufer and Maffei. The Executive Committee has the powers and authority of the Board of Directors, except for those matters that are specifically reserved to the Board of Directors under Delaware law or our organizational documents. The Executive Committee primarily serves as a means to address issues that may arise and require Board approval between regularly scheduled Board meetings. The following are some examples of matters that could be handled by the Executive Committee:

-oversight and implementation of matters approved by the Board of Directors (including any share repurchase program);

-administrative matters with respect to benefit plans, transfer agent matters, banking authority, formation of subsidiaries and other administrative items involving subsidiaries and determinations or findings under TripAdvisor’s financing arrangements; and

-in the case of a natural disaster or other emergency as a result of which a quorum of the Board of Directors cannot readily be convened for action, directing the management of the business and affairs of TripAdvisor during such emergency or natural disaster.

The Executive Committee met informally throughout 2018.

Risk Oversight

Assessing and managing the day-to-day risk of our business is the responsibility of TripAdvisor’s management. Our Board of Directors as a whole is responsible for oversight of our risk management efforts. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. The President and Chief Executive Officer; the Senior Vice President, Chief Financial Officer and Treasurer; and the Senior Vice President, General Counsel and Secretary attend Board meetings and discuss operational risks with the Board, including risks associated with the geographies in which we operate or are considering operating. Management also provides reports and presentations on strategic risks to the Board. Among other areas, the Board is involved, directly or through its committees, in overseeing risks related to our overall corporate strategy, business continuity, cybersecurity and other technology risks, crisis preparedness and competitive and reputational risks.

The Board of Directors has delegated primary responsibility for oversight over certain risks to the Audit Committee and the Compensation Committees.  The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee has primary responsibility for discussing with management TripAdvisor’s major financial risks and the steps management has taken to monitor and control such risks. In fulfilling its responsibilities, the Audit Committee receives regular reports from, among others, the Chief Financial Officer, the General Counsel, the Vice President of Tax and the Chief Accounting Officer as well as from representatives of information security, internal audit, the company’s compliance committee and the Company’s auditors. The Audit Committee makes regular reports to the Board of Directors. In addition, TripAdvisor has, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

•

The Compensation Committees consider and evaluate risks related to our cash and equity-based compensation programs, policies and practices and evaluate whether our compensation programs encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on TripAdvisor or our business. Consistent with SEC disclosure requirements, the Compensation Committees, working with management, have assessed the compensation policies and practices for our employees, including our executive officers, and have concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on TripAdvisor.

Ultimately, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks. In fulfilling these duties, management conducts annually an enterprise and internal audit risk assessment and uses the results of these assessments in its risk management efforts. In addition, management has formed a Compliance Committee in connection with the implementation, management and oversight of a corporate compliance program to promote operational excellence throughout the entire organization in adherence with all legal and regulatory requirements and with the highest ethical standards.

Director Nominations

Given the ownership structure of TripAdvisor and our status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. The Board of Directors does not have specific requirements for eligibility to serve as a director of TripAdvisor; however, the Board of Directors does consider, among other things, diversity when considering nominees to serve on our Board of Directors. We broadly construe diversity to mean diversity of opinions, perspectives, and personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. In evaluating candidates, regardless of how recommended, the Board of Directors considers a number of factors, including whether the professional and personal ethics and values of the candidate are consistent with those of TripAdvisor; whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to TripAdvisor, including in providing a mix of Board members that represent diversity of backgrounds, perspectives and opinions; whether the candidate is willing and able to devote the necessary time and energy to the work of the Board of Directors; and whether the candidate is prepared and qualified to represent the best interests of TripAdvisor’s stockholders.

Pursuant to the Governance Agreement, LTRIP has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board of Directors so long as certain stock ownership requirements are satisfied. LTRIP has nominated Messrs. Maffei and Rosenthaler as nominees for 2019. The other nominees to the Board of Directors were recommended by the Chairman and then were considered and recommended by the entire Board of Directors.

The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically TripAdvisor has not received such recommendations.  However, the Board of Directors would consider such recommendations if made in the future.  Stockholders who wish to make such a recommendation should send the recommendation to TripAdvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board of Directors.

Communications with the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to TripAdvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board of Directors or certain specified directors. The Secretary will then review such correspondence and forward it to the Board of Directors, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board of Directors or to the specified director(s).

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the external accounting firm retained to audit the Company’s financial statements. The Audit Committee has retained KPMG LLP (“KPMG”) as TripAdvisor’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

KPMG has served as TripAdvisor’s independent registered public accounting firm continuously since the audit of the Company’s financial statements for the fiscal year ended December 31, 2014.  In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.  The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interest of the Company and its investors.  A representative of KPMG is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

If the stockholders fail to vote to ratify the appointment of KPMG, the Audit Committee will reconsider whether to retain KPMG and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of TripAdvisor and our stockholders.

Required Vote

We ask our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019. This proposal requires the affirmative vote of a majority of the voting power of our shares, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.  With respect to the ratification of KPMG, you may vote “FOR”, “AGAINST” or “ABSTAIN”.  Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRIPADVISOR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Fees Paid to Our Independent Registered Public Accounting Firm

KPMG was TripAdvisor’s independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017.  The following table sets forth aggregate fees for professional services rendered by KPMG for the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees(1)	$2,400,336	$2,203,537
Audit-Related Fees(2)	1,000	77,000
Other Fees (3)	2,730	2,730
Total Fees	$2,404,066	$2,283,267

(1)

Audit Fees include fees and expenses associated with the annual audit of our consolidated financial statements, statutory audits, review of our periodic reports, accounting consultations, review of SEC registration statements, report on the effectiveness of internal control and consents and other services related to SEC matters.

(2)	Audit-Related Fees include fees and expenses for consultations in connection with due diligence assistance.
(3)	Other Fees include accounting research software.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has responsibility for appointing, setting compensation of, retaining and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by TripAdvisor’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from TripAdvisor and our management. Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and it has currently delegated this authority to its Chairman, subject to a limit of $250,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to Company management.

All of the audit-related and all other services provided to us by KPMG in 2018 and 2017 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Company’s pre-approval policy.

The Audit Committee has considered the non-audit services provided by KPMG in 2018 and 2017, as described above, and believes that they are compatible with maintaining KPMG’s independence in the conduct of their auditing functions.

AUDIT COMMITTEE REPORT

Management has primary responsibility for our financial statements, reporting process and system of internal control over financial reporting. TripAdvisor’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of our financial statements to generally accepted accounting principles, and the effectiveness of TripAdvisor’s internal control over financial reporting.

The Audit Committee serves as a representative of the Board of Directors and assists the Board in monitoring (i) the integrity of our accounting, financial reporting and public disclosures process, (ii) our relationship with our independent registered public accounting firm, including qualifications, performance and independence, (iii) the performance of our internal audit department, and (iv) our compliance with legal and regulatory requirements. In this context, the Audit Committee met six times in 2018 and, among other things, took the following actions:

•	appointed KPMG as our auditors and discussed with the auditors the overall scope and plans for the independent audit and pre-approved all audit and non-audit services to be performed by KPMG;
•

reviewed and discussed with management and the auditors the audited consolidated financial statements for the year ended December 31, 2018, as well as our quarterly financial statements and interim financial information contained in each quarterly earnings announcement prior to public release;

•

discussed with the auditors the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), and received all written disclosures and letters required by the applicable requirements of the PCAOB;

•

discussed with the auditors its independence from TripAdvisor and TripAdvisor’s management as well as considered whether the non-audit services provided by the auditors could impair its independence and concluded that such services would not;

•

reviewed and discussed with management and the auditors our compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, together with management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ audit of internal control over financial reporting; and

•

regularly met with KPMG, with and without management present, to discuss the results of their examinations, including the integrity, adequacy and effectiveness of the accounting and financial reporting processes and controls.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, and the Board approved such inclusion.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that TripAdvisor specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Members of the Audit Committee:

Robert S. Wiesenthal (Chairman)

Jeremy Philips

Spencer Rascoff

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes TripAdvisor’s executive compensation program as it relates to the following named executive officers, or NEOs, for the year ended December 31, 2018.

Name	Position
Stephen Kaufer	President and Chief Executive Officer
Ernst Teunissen	Senior Vice President, Chief Financial Officer and Treasurer
Seth J. Kalvert	Senior Vice President, General Counsel and Secretary
Dermot M. Halpin	President, Experiences and Rentals

The Board of Directors has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of our named executive officers.

Executive Summary and 2018 Business Highlights

We have a pay for performance philosophy that guides all aspects of our compensation decisions.  For example:

•	annual incentive compensation is structured so that payouts are tied to the achievement of financial targets and require year-over-year improvement in revenue or share price;
•	certain long-term incentive compensation is structured so that target equity award values are linked to individual and business performance, while realized values are tied to our share price;
•	other long-term incentive compensation is designed to reward increasing shareholder value over the long-term;
•

the interests of our NEOs are aligned with those of our stockholders through the granting of a substantial portion of compensation in equity awards with key performance metrics linked to relative total shareholder return and with multi-year vesting requirements; and

•

by combining a three- to four-year vesting period for equity awards with policies prohibiting hedging or pledging of such securities, a substantial portion of our executive’s compensation package is tied to changes in our stock price, and therefore, is at risk for a significant period of time.

TripAdvisor is an online travel company that helps people around the world plan, book and experience the perfect trip. In 2018, we launched a refreshed brand and hotel shopping user experience focused on delivering consumers a more comprehensive, end-to-end experience through the travel journey.  In addition, we launched a new brand advertising campaign reinforcing TripAdvisor as the de facto hub for travel planning.   In 2018, we also reinvigorated Hotel segment profitability while growing Experiences and Restaurants, two key strategic business units.

More specifically, the Company was able to achieve the following:

•	Full year 2018 consolidated revenue of approximately $1.62 billion, or 4% growth compared to 2017;

•	Full year consolidated Adjusted EBITDA* grew 27% to $422 million, and full year consolidated Adjusted EBITDA margin improved to 26%, increasing 500 basis points year-over-year;

•

730 million user-generated reviews and opinions, or 22% growth year-over-year at December 31, 2018, covering approximately 1.3 million hotels, inns, B&Bs and specialty lodging, 875,000 vacation rentals, 4.9 million restaurants and 1.0 million travel activities and experiences worldwide;

•	Average monthly unique visitors on TripAdvisor-branded websites and applications grew 2% in Q4 2018 and grew to 490 million during the 2018 peak summer travel season; and

•	Cash flow from operating activities for the year ended December 31, 2018, was $405 million, an increase of $167 million, or 70%, year-over-year.

* Consolidated Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures.  Please refer to the Company’s Annual Report on Form 10-K for a reconciliation of consolidated Adjusted EBITDA to its most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles. We define consolidated Adjusted EBITDA margin as consolidated Adjusted EBITDA divided by consolidated revenue.

In addition to improving our rich travel content which differentiates our brand and attracts nearly half-a-billion monthly unique visitors, we reinvigorated Hotel segment profitability and reinforced leading positions in Experiences and Restaurants which laid important groundwork for future growth.  We believe these efforts, combined with the attractive $1.7 trillion global travel market opportunity, continue to position the Company for long-term growth.

Compensation Program Objectives

Our compensation program is designed to reward both short-term and long-term performance and to link the financial interests of our named executive officers with the long-term shareholder returns.  In addition, our compensation program is designed to attract, motivate and retain highly skilled employees with the business experience and acumen and diversity that management and the Compensation Committees believe are necessary for achievement of our long-term business objectives. We also strive to ensure that the compensation provided to these employees remains competitive with the compensation paid to similarly situated employees at comparable companies. The compensation program is also designed so that it does not encourage our named executive officers to take unreasonable risks relating to our business.

Management and the Compensation Committees evaluate both performance and compensation levels to ensure that we maintain our ability to attract and retain outstanding employees. To that end, management and the Compensation Committees believe the executive compensation packages provided by TripAdvisor to our named executive officers should include both cash and equity-based compensation.

Roles and Responsibilities

Role of the Compensation and Section 16 Committees

The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee currently consists of Messrs. Maffei, Hoag and Nishar, with Mr. Hoag acting as Chairperson of the Compensation Committee.  The Compensation Committee is responsible for (i) designing and overseeing our compensation with respect to our executive officers, including salary matters, bonus plans and stock compensation plans; and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (for which the Section 16 Committee has responsibility as described below). Notwithstanding the foregoing, the Compensation Committee has delegated to the Chief Executive Officer of the Company authority to grant certain types of equity awards, subject to certain limitations, to employees other than executive officers.

The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Section 16 Committee currently consists of Messrs. Hoag and Nishar. The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to our named executive officers. Mr. Hoag is also the Chairman of the Section 16 Committee.

Role of Executive Officers

Management participates in reviewing and refining our executive compensation program. Mr. Kaufer, our President and Chief Executive Officer, annually reviews the performance of TripAdvisor and each named executive officer other than himself with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual bonus and grants of equity awards for each named executive officer, other than in connection with compensation for himself. Based in part on these recommendations and the other factors discussed below, the Compensation Committees review and approve the annual compensation package of each named executive officer.

Role of Compensation Consultant

Pursuant to the Compensation Committee and Section 16 Committee Charter, the Compensation Committees may retain compensation consultants for the purpose of assisting the Compensation Committees in their evaluation of the compensation for our named executive officers.  In 2013, the Compensation Committees first retained Compensia, Inc. (“Compensia”), a management consulting firm providing executive compensation advisory services to compensation committees and senior management.  Since then, Compensia has provided the following services to the Compensation Committees:

•	Assist in developing and annually evaluating a peer group of publicly-traded companies to help assess executive compensation;

•

Compile and analyze competitive compensation market data and review all elements of TripAdvisor’s executive compensation to assist the Company in developing a competitive compensation framework for our named executive officers;

•

Review the value of equity compensation previously granted to our executives and advise on matters related to our equity compensation programs and to our long-term incentive compensation structure generally; and

•	Provide advice on matters related to director compensation.

While the Compensation Committees meet regularly with Compensia, the Compensation Committees consider input from their compensation consultant as one factor in making decisions with respect to compensation matters, along with information and analysis they receive from management and their own judgment and experience.

Based on consideration of the factors set forth in the rules of the SEC and NASDAQ, the Compensation Committees have determined that their relationship with Compensia and the work performed by Compensia on behalf of the Compensation Committees have not raised any conflict of interest. In addition, in compliance with the Compensation Committee and Section 16 Committee Charter, the Compensation Committees approved the fees paid to Compensia for work performed in 2018, which fees amounted to less than $120,000.

Role of Stockholders

TripAdvisor provides its stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers every three years. In evaluating our 2018 executive compensation program, the Compensation Committees considered the result of the stockholder advisory vote on our executive compensation (the “say-on-pay vote”) held at our Annual Meeting of Stockholders on June 21, 2018, which was approved by approximately 72% of the votes cast. Although stockholders expressed strong support for our executive compensation program in the last say-on-pay vote, since then, our Board of Directors has made modifications to our executive compensation program specifically to address concerns raised by some of our stockholders as well as based on the recommendations of major proxy advisory firms, the practices of companies in our peer group and the views of our compensation consultant. Specifically, in 2018, the Company revised its annual bonus practices such that annual bonus amounts are subject primarily to the achievement of performance goals relating to a combination of revenue and Adjusted EBITDA as well as individual performance.  The Compensation Committees will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for our named executive officers.

We have historically held a say-on-pay vote every three years. At our 2018 Annual Meeting, stockholders considered and voted upon the frequency of future say-on-pay votes and voted in favor of a say-on-pay vote every three years.  Although such vote is advisory and non-binding on TripAdvisor and our Board of Directors, the Board will take into account the outcome of this vote in making a determination on the frequency of future say-on-pay votes.

Compensation Program Elements

General

The primary elements of our executive compensation program are base salary, an annual cash bonus and long-term incentive compensation in the form of equity awards. Generally, the Compensation Committees review these elements in the first quarter of each year in light of business and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term incentive compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level. Management and the Compensation Committees have, therefore, refrained from adopting strict formulas and have relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis, taking into account all relevant factors.

The following chart illustrates the composition of the target total direct compensation for the Chief Executive Officer and for the other current named executive officers between base salary, short term and long-term compensation. All elements of compensation are considered to be performance-based, or “at-risk”, with the exception of base salary.

(1)

CEO Total Compensation consists of 2018 annualized base salary, 2018 annual bonus target, the grant date fair-value of his 2013 and 2017 equity grants, which grants are prorated for the portion of service period attributed to 2018.

(2)

Other NEO Total Compensation is defined as 2018 annualized base salary, 2018 annual bonus target, and the 2018 aggregate grant date fair value of annual equity awards as disclosed in the Summary Compensation Table.  The Other NEO Total Compensation Mix chart reflects the average Total Compensation of Messrs. Teunissen, Kalvert and Halpin.

One of the primary objectives of our compensation philosophy is to design pay opportunities that align with our performance and result in strong long-term value creation for our stockholders. The significant weighting of long-term incentive compensation ensures that our named executive officers’ primary focus is sustained long-term performance, while our short-term incentive compensation motivates consistent annual achievement.  The following chart illustrates the percentage of compensation which is fixed versus variable and the allocation between short and long-term compensation.

(1)

For our CEO and Other NEOs, Fixed Compensation consists solely of 2018 annualized base salary.  For our CEO, Variable Compensation consists of 2018 annual bonus target and the grant date fair-value of the CEO’s 2013 and 2017 equity grants, which grants are prorated for the portion of service period attributed to 2018. For Other NEOs, Variable Compensation consists of the 2018 annual bonus target and the 2018 aggregate grant date value of annual equity awards as disclosed in the Summary Compensation Table.   Compensation for the Other NEOs also reflects the compensation averages for Messrs. Teunissen, Kalvert, and Halpin.

(2)

For our CEO and Other NEOs, short-term incentive compensation consists of 2018 annual bonus.  For our CEO, long-term incentive compensation consists of the grant date fair-value of the CEO’s 2013 and 2017 equity grants, which grants are prorated for the portion of service period attributed to 2018.  For Other NEOs, long-term incentive compensation is defined as the grant date fair value of annual equity awards as disclosed in the Summary Compensation Table. Compensation for the Other NEOs reflects the compensation averages for Messrs. Teunissen, Kalvert, and Halpin.

Following recommendations from management or based on other considerations, the Compensation Committees may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. A named executive officer’s base salary is initially determined upon hire or promotion based on a number of factors including, but not limited to, his or her responsibilities, prior experience, and salary levels of other executives within TripAdvisor. Providing a competitive salary to our executives is essential to achieving our objectives of attracting and retaining talent.   Base salary is typically reviewed annually, at which time management makes recommendations to the Compensation Committees based on consideration of a variety of factors including, but not limited to, the following:

•	the named executive officer’s total compensation relative to other executives in similarly situated positions;
•	his or her responsibilities, prior experience, and individual compensation history, including any non-standard compensation;
•	his or her individual performance relative to performance goals established between our President and Chief Executive Officer and the named executive officer;
•	competitive compensation market data, when available;

•	general economic conditions; and
•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

After careful consideration of the factors discussed above with respect to each of the named executive officers, the Compensation Committees approved 2018 salary changes for our named executive officers.  The table below describes, for each NEO, the 2017 base salary, the base salary increase and the 2018 base salary.

Name	2017 (1)	Annual Salary (Increase / Decrease)	2018 (2)
Stephen Kaufer	$700,000	$100,000	$800,000
Ernst Teunissen	$439,875	$30,125	$470,000
Seth Kalvert	$439,875	$10,125	$450,000
Dermot M. Halpin	$430,000	$30,000	$460,000
(1)	Reflects base salary of the NEOs as of December 31, 2017
(2)	Reflects base salary of the NEOs as of December 31, 2018.

Adjustments were made to the annual base salaries of the named executive officers, primarily in response to the scope of responsibilities and the analysis provided by Compensia on competitive compensation market data for executive officers within our peer group in comparable positions.

Annual Bonuses

Annual bonuses are awarded to recognize and reward each named executive officer based on achievement of our annual operating plan as well as achievement of any strategic goals or business goals set for such officer and such officer’s contributions to Company performance.  The amount payable each year is based on (i) with respect to 50%, the extent to which certain pre-established performance goals are achieved during the year, and (ii) with respect to the remaining 50%, individual performance.  The annual bonus is “variable compensation” because the Company must achieve certain performance goals for the executive officers to receive an annual incentive bonus, with the amount of bonus based on the extent to which the goals are achieved. The annual bonus is designed to motivate our executive officers to improve Company performance. The annual bonus program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of shareholder value.

Unless otherwise provided by the provisions of his or her employment agreement, the target annual bonus opportunities for our named executive officers are generally established by the Compensation Committees, based on competitive market data and recommendations by the President and Chief Executive Officer (other than in connection with his own compensation). After consideration of the views of our stockholders, the practices of other companies in our peer group and the recommendation of our compensation consultant, the Compensation Committees determined that annual incentive bonuses awarded to our named executive officers commencing for 2018 would be subject primarily to the achievement of performance goals relating to a combination of revenue and Adjusted EBITDA (as such terms are used and such amounts are reported in the Company’s financial statements) for the entire company or for specific business units, as appropriate.  The Compensation Committee determined these performance metrics were appropriate since most executives have influence over revenue and Adjusted EBITDA (if not the Company a whole, then certainly their particular business units), which allows a balanced focus on both revenue growth and profitability.

In 2018, the Compensation Committee set the threshold for payment at approximately 80-85% of the revenue target and 80% of the Adjusted EBITDA target and the payout at a threshold of 50% of each individual's annual bonus target.  For example, no annual bonus related to the pre-determined financial goals would occur unless the Company achieved at least 80-85% of the revenue target and 80% of the Adjusted EBITDA target, and, assuming these thresholds were met, it would result in a payout of 50% of the target annual bonus related to the pre-determined financial goals. The maximum payout of 200% of the target bonus requires achievement of 120% of the revenue target and 130% of the Adjusted EBITDA target. The annual bonus was designed with such threshold, target and maximum payout goals in order to create more financial incentive for management to achieve a performance range of target or higher.

In February 2019, management recommended payouts for bonuses with respect to the 2018 calendar year for each of our named executive officers after taking into account a variety of factors including, but not limited to, the following:

•	TripAdvisor’s actual revenue and Adjusted EBITDA results for the year relative to TripAdvisor’s plan;
•	TripAdvisor’s performance against strategic initiatives;
•	the named executive officer’s target bonus opportunity, if any;
•	the named executive officer’s individual performance; and
•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

The table below describes, for each named executive officer, the target bonus for 2018, the actual bonus paid and percentage of bonus paid relative to target.

Name	Target Bonus as % of Base Salary	Target Bonus	Bonus Award	Percentage of Award to Target
Stephen Kaufer	100%	$800,000	$1,163,360	145%
Ernst Teunissen	80%	$376,000	$546,779	145%
Seth Kalvert	80%	$360,000	$460,512	128%
Dermot M. Halpin	90%	$414,000	$502,844	121%

Equity Awards

The Compensation Committees use equity awards to align executive compensation with our long-term performance. Equity awards link compensation to financial performance because their value depends on TripAdvisor’s share price and/or shareholder return. Equity awards are also an important retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.  Equity awards are typically granted to our named executive officers upon hire or promotion and annually thereafter. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The practice of the Compensation Committees is to generally grant equity awards to our named executive officers only in open trading windows.

Under the Company’s stock plans, the Compensation Committees may grant a variety of long-term incentive vehicles. The following is a general description of the vehicles we used in 2018.

Stock Options.  Stock options have an exercise price equal to the market price of TripAdvisor common stock on the date of grant, and, therefore, provide value to our named executive officers only if our stock price increases. Stock options generally vest over a period of four years. We believe stock options incentivize our named executive officers to sustain increases in stockholder value over extended periods of time.

Service-Based Restricted Stock Units, or RSUs.  RSUs are a promise to issue shares of our common stock in the future provided that the named executive officer remains employed with us through the award’s vesting period. RSUs generally vest over a period of four years. RSUs provide the opportunity for capital accumulation and long-term incentive value and are intended to assist in satisfying our retention objectives.

Market-Based RSUs, or MSUs. For grants to executive officers made in 2018, the Company utilized restricted stock units based on market-based performance metrics. The MSU is a long-term incentive that is designed to further align our executives’ interests with those of our shareholders.  It is settled in common stock after certification of performance based upon the achievement of a market-based performance metric over a specified performance period.  Payout of these MSUs is tied to the Company’s total shareholder return, or TSR, over a three-year period relative to the TSR of companies listed in the Nasdaq Composite Total Return Index. These awards have a payout opportunity ranging from 0% to 200% of target shares of common stock, with 100% of the target number of shares earned when TripAdvisor’s TSR is equal to that of the index.  Payout is increased (or decreased) by 2% of the target shares for every 1% that TripAdvisor’s TSR exceeds (or trails) the index.

The Compensation Committees review various factors considered by management when they establish TripAdvisor’s equity award grant pool including, but not limited to, the following:

•	TripAdvisor’s business and financial performance, including year-over-year performance;
•	dilution rates, taking into account projected headcount growth and employee turnover;
•	equity compensation utilization by peer companies;
•	general economic conditions; and
•	competitive compensation market data regarding award values.

For specific awards to our NEOs, management makes recommendations to the Section 16 Committee based on a variety of factors including, but not limited to, the following:

•	TripAdvisor’s business and financial performance, including year-over-year performance;
•	individual performance and future potential of the executive;
•	the overall size of the equity award pool;
•	award value relative to other TripAdvisor employees;
•	the value of previous awards and amount of outstanding unvested equity awards;
•	competitive compensation market data, to the degree that the available data is comparable; and
•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

After review and consideration of the recommendations of management and the President and Chief Executive Officer (other than with respect to awards for himself), the Section 16 Committee decides whether to grant equity awards to our NEOs. After consideration of the factors discussed above, in February 2018 the Section 16 Committee granted the equity awards described below to our NEOs other than Mr. Kaufer in connection with our annual equity awards program.

Name	Grant Date Fair Value	Number of Stock Options	Number of RSUs	Number of MSUs
Ernst Teunissen	$2,766,350	35,408	30,012	15,006
Seth Kalvert	$2,102,387	26,910	22,809	11,404
Dermot M. Halpin	$2,213,001	28,326	24,009	12,004

The RSUs and stock options described above vest in four equal annual installments, with the first vesting date occurring on February 15, 2019.  The stock options are exercisable at a price of $41.65 per share, the closing price of our common stock on the date of grant. The MSUs vest following completion of the performance period commencing January 1, 2018 through December 31, 2020, upon certification by the Compensation Committee and based on the achievement of the applicable performance goals

While we typically make annual equity grants for long-term incentive to our named executive officers in February of each year, Mr. Kaufer has not historically received annual equity grants and, instead, received a significant equity grant for long-term incentive compensation in November 2017.  The Summary Compensation Table reflects the equity grant made to Mr. Kaufer in November 2017 and reflects that no such equity grants were made to Mr. Kaufer in 2018.  The Section 16 Committee has indicated that it does not currently contemplate that Mr. Kaufer would be eligible for another equity grant for long-term incentive Compensation until 2022.

Employee Benefits

In addition to the primary elements of compensation described above, our named executive officers also participate in employee benefits programs available to our employees generally, including the TripAdvisor Retirement Savings Plan, a tax-qualified 401(k) plan. Under this plan, TripAdvisor matches 50% of each dollar contributed by a participant, up to the first 6% of eligible compensation, subject to tax limits. Prior to his relocation from the United Kingdom to the United States, Mr. Halpin participated in our UK pension scheme, pursuant to which we match 100% of participant contributions, up to the first 5% of eligible compensation.  Following his relocation to the United States, Mr. Halpin was eligible for the benefits described above with respect to the TripAdvisor Retirement Savings Plan.

In addition, we provide other benefits to our named executive officers on the same basis as all of our domestic employees generally. These benefits include group health (medical, dental, and vision) insurance, group disability insurance, and group life insurance.  TripAdvisor also sponsors a Global Personal Travel Reimbursement program generally available to all employees, including our named executive officers, that provides for reimbursement of up to $750 per year for qualifying leisure travel.  In addition, TripAdvisor sponsors a “wellness benefit” generally available to all employees, including our named executive officers, that provides for reimbursement of up to $600 per year for qualifying health-related expenses.

In situations where a named executive officer is required to relocate, TripAdvisor provides relocation benefits, including reimbursement of moving expenses, temporary housing and other relocation expenses as well as a tax gross-up payment on the relocation benefits.  In 2015, Mr. Halpin relocated from the United Kingdom to our corporate headquarters in Needham, Massachusetts and received certain relocation support.  In connection with Mr. Halpin’s relocation to the United States, the Company and Mr. Halpin entered into a new employment arrangement providing for, among other things, reimbursement of Mr. Halpin for fees and expenses associated with the preparation of his tax returns and a personal travel allowance of $20,000 per year as well as a tax gross-up payment on his personal travel benefits.  The Company has disclosed these benefits in the Summary Compensation Table and Mr. Halpin no longer receives such relocation benefits.

Compensation-Related Policies

Executive Compensation Recovery, or “Clawback”, Provisions

TripAdvisor has an executive compensation recovery, or clawback, provision in our form of award agreements providing for recoupment of equity compensation. Each of TripAdvisor’s equity award documents provide that, under certain circumstances, the employee agrees that certain equity securities issued to such employee (whether or not vested) may be forfeited and cancelled in their entirety upon such termination of employment. In such event, TripAdvisor may cause the employee to either (i) return the equity securities or shares of common stock issued upon exercise or vesting of such securities, or (ii) pay to TripAdvisor an amount equal to the aggregate amount, if any, that the employee had previously realized in respect of any and all shares of common stock acquired upon exercise or vesting of such equity awards.

We intend to adopt a general clawback policy covering our annual and long-term incentive award plans and arrangements or amend our existing documents once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Insider Trading and Hedging Policy

TripAdvisor has adopted an Insider Trading Policy covering our directors, officers, employees and consultants that is designed to ensure compliance with relevant SEC regulations, including insider trading rules. TripAdvisor’s Insider Trading Policy also prohibits directors, officers, employees and consultants from engaging in various types of transactions in which they may profit from short-term speculative swings in the value of TripAdvisor securities.  These transactions include “short sales” (or selling borrowed securities which the sellers hopes can be purchased at a lower price in the future), “put” and “call” options (or publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts.  The policy also prohibits the pledge or use of company securities as collateral in a margin account or collateral for a loan.

Stock Ownership Guidelines

In October 2015, the Board of Directors adopted guidelines which require that our named executive officers and members of our Board own shares of our common stock to further align their interests with those of our stockholders.  These guidelines were reviewed in January 2019, after which revised guidelines were approved.  These guidelines require that our named executive officers and directors must directly hold securities having market or intrinsic value which is equal to or greater than a specified multiple of his or her base salary or cash retainer, as set forth below:

•	For our President and Chief Executive Officer, six times his annual base salary;
•	For all other named executive officers, three times his or her annual base salary; and
•	For each non-employee director, three times his or her annual cash retainer.

For purpose of these calculations, 100% of shares of common stock and 50% of vested “in-the-money” stock options are counted. Individuals subject to these guidelines are required to achieve the relevant ownership threshold on or before the later of January 30, 2024, or five years after commencing service as a named executive officer or director.

These stock ownership guidelines were established after consideration of the Compensation Committees’ review of market practices of other companies in the Company’s peer group with respect to stock ownership guidelines and in an effort to enhance risk mitigation and to more closely align the interests of the Company’s executive officers and Board members with those of the Company’s stockholders.

Code of Business Conduct and Ethics

In April 2018, our Board of Directors adopted an amended and restated Code of Business Conduct and Ethics applicable to all of our directors, officers, employees, consultants and independent contractors.  A copy of the Code of Business Conduct and Ethics is posted on our website at http://ir.tripadvisor.com/corporate-governance.

Role of Competitive Compensation Market Data

Management considers multiple data sources when reviewing compensation information to ensure that the data reflects compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information in connection with its recommendations to the Compensation Committees regarding compensation for our named executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors; and

•

Data regarding compensation for certain executive officer positions from recent proxy statements and other SEC filings of peer companies, which include: (i) direct industry competitors, and (ii) non-industry companies with which TripAdvisor commonly competes for talent (including both regional and national competitors).

The Compensation Committees retained Compensia to periodically review the compensation peer group and to recommend possible changes.  Our business model is specialized in that we use our innovative technology systems and software to attract users and then facilitate transactions between our business partners and those users.  Accordingly, Compensia identified comparable companies focusing on publicly-traded companies in the business to consumer (“B2C”) and software industries.

In November 2017, based on input from Compensia, the Compensation Committees approved the peer group for purposes of reviewing and considering our executive officers’ 2018 base salaries, 2018 annual bonus targets, and 2018 annual equity awards.

In October 2018, based on input from Compensia, the Compensation Committees approved the peer group for purposes of reviewing and considering our executive officers’ 2019 base salaries, 2019 annual bonus targets, and 2019 equity awards.  The newly-approved peer group differed from the prior peer group in that we eliminated two companies (Pandora Media and Red Hat) and added two companies (Cimpress and Etsy) in order to more closely position TripAdvisor near the 50th percentile of its peer group in terms of revenues and market capitalization.

The following is a list of the companies currently constituting our peer group:

B2C Internet Companies	Software Companies

Booking Holdings, Inc.	Akamai Technologies, Inc.
Cimpress, N.V.	ANSYS, Inc.
Etsy Inc.	Citrix Systems, Inc.
Expedia, Inc.	Splunk, Inc.
Groupon, Inc.	VeriSign, Inc.
GrubHub Inc.
IAC/InterActiveCorp.
Match Group
Shutterfly, Inc. Twitter, Inc. Wayfair, Inc. Yelp, Inc. Zillow Group Zynga Inc.

When available, management and the Compensation Committees consider competitive market compensation paid by peer group companies but do not attempt to maintain a certain target percentile within the compensation peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for our named executive officers. Management and the Compensation Committees strive to incorporate flexibility into our executive compensation program and the assessment process to respond to and adjust for the evolving business environment and the value delivered by our named executive officers.

Post-Employment Compensation

The Company has entered into employment agreements with each of Messrs. Kaufer, Kalvert and Teunissen and an offer letter with Mr. Halpin.  Pursuant to these agreements, each of our named executive officers is eligible to receive certain severance payments and benefits in the event of a qualifying termination of employment. The material terms of these employment agreements are described below under the heading “Potential Payments Upon Termination or Change in Control.”

We believe that a strong, experienced management team is essential and in the best interests of our company and our stockholders. In addition, we recognize that the possibility of a change in control could arise and that such an event could result in the departure of our senior leaders to the detriment of the company and our stockholders. As a result, in 2017 we adopted a severance plan applicable to certain senior leaders (the “Severance Plan”). The Severance Plan formalizes and standardizes our severance practices for certain of our senior leaders. Adoption of the Severance Plan was approved by the Compensation Committees. The Severance Plan applies to all named executive officers, including Mr. Kaufer, as well as certain other senior leaders.  While the benefits are generally consistent with the severance benefits provided for in individual employment agreements, there are some differences.  The Severance Plan includes a provision that in the event of any conflict or inconsistency between the terms of any employment agreement and the Severance Plan, the terms more beneficial to the executive shall prevail.  For a description and quantification of change in control payments and benefits for our named executive officers, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Our Amended and Restated 2011 Stock and Annual Incentive Plan (the “2011 Plan”) provided that equity awards granted to certain named executive officers would be entitled to accelerated vesting of certain of their outstanding and unvested equity awards in the event of a Change in Control of TripAdvisor (i.e. a “single trigger” acceleration provision).  In August 2013, after further evaluation of the “single trigger” acceleration provisions, the Compensation Committees determined that future equity awards made under the 2011 Plan would not be entitled to “single trigger” acceleration and, instead, the award agreements with respect to such equity awards would generally provide that any acceleration of vesting of the equity awards would be subject to “double trigger” rather than “single trigger” acceleration.  This means that accelerated vesting of outstanding and unvested equity awards granted on or after August 28, 2013, would generally only occur upon both a qualified termination of employment following a Change in Control (and not solely upon a Change in Control).

The 2018 Stock and Annual Incentive Plan (the “2018 Plan”) provides only for “double trigger” acceleration (i.e., acceleration upon termination by the Company other than for Cause or disability or resignation for Good Reason, in each case within three months prior to and 12 months following a change in control).  The 2018 Plan also provides for acceleration of all equity awards upon the death of a participant.

Tax Considerations

Section 162(m) of the Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) included changes to Section 162(m) effective for years after 2017.  Prior to 2018, “covered employees” included the Chief Executive Officer of the company and the three other highest paid officers of the company (other than the Chief Financial Officer). For 2018 and later years, “covered employees” will include the Chief Executive Officer of the company, the Chief Financial Officer of the company, the three highest paid officers of the company (other than the Chief Executive Officer and the Chief Financial Officer) and any employee who qualified as a “covered employee” either in 2017 (applying the pre-2018 definition) or for any tax year beginning in or after 2018 (applying the definition in the 2017 Tax Act).  For years beginning prior to January 1, 2018, the $1 million deduction limit did not apply to “qualified performance-based compensation” that was based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. Effective for the years beginning on or after January 1, 2018, there is no exception for “qualified performance-based compensation”; but a transition rule provides that the “qualified performance-based compensation” exemption will continue to apply to grandfathered arrangements made pursuant to a binding contract in effect on or before November 2, 2017 that is not materially modified thereafter. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) (although we have identified the compensation that is grandfathered under the transition rule, so as to protect against material modifications where possible). Amounts paid under our compensation programs may not be deductible as the result of Section 162(m). While our policy is generally been to preserve corporate tax deductions by qualifying compensation over $1 million paid to executive officers as performance-based, the Compensation Committees have, from time to time, concluded that compensation arrangements are in our best interests and the best interests of our stockholders despite the fact that such arrangements might not, in whole or part, qualify for tax deductibility. Going forward, we intend to continue to design our executive compensation arrangements to be consistent with our best interests and those of our stockholders; accordingly, the Compensation Committees, while considering the tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the elimination of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Maffei, Hoag and Nishar and the Section 16 Committee consists of Messrs. Hoag and Nishar. None of Messrs. Maffei, Hoag or Nishar was an officer or employee of TripAdvisor, formerly an officer of TripAdvisor, or an executive officer of an entity for which an executive officer of TripAdvisor served as a member of the compensation committee or as a director during the one-year period ended December 31, 2018.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

Compensation Committees Report

This report is provided by the Compensation Committee and the Section 16 Committee, or the Compensation Committees, of the Board of Directors. The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TripAdvisor’s 2019 Proxy Statement.

No portion of this Compensation Committees Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that TripAdvisor specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Members of the Compensation Committee:	Jay C. Hoag (Chairperson)
Gregory B. Maffei Dipchand (Deep) Nishar

Members of the Section 16 Committee:	Jay C. Hoag (Chairperson)
Dipchand (Deep) Nishar

CEO PAY RATIO

Overview

The SEC adopted rules requiring annual disclosure of the ratio of the annual total compensation of a company’s principal executive officer to such company’s median employee’s total annual compensation, excluding the principal executive officer for purposes of this calculation.  The purpose of this disclosure is to provide a measure of the equitability of pay within the organization.

The 2018 annual total compensation of our median employee, excluding Mr. Kaufer, our President and CEO, was $101,586. The 2018 annual total compensation of our President and CEO, as reported in our Summary Compensation Table, was $1,972,764. The ratio of the annual total compensation of our President and CEO to that of our median employee was 19 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

Please note the following information to provide important context related to our employee population and to describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate this ratio.

•

TripAdvisor is a global company, with complex operations worldwide and many of our employees are located outside of the United States.  As of December 31, 2018, our workforce consisted of 3,366 full-time and part-time employees, including hourly employees. Approximately half of these employees are located in the United States, with the remaining employees located in Europe and throughout the rest of the world.

•	We selected December 31, 2018, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner.
•

We included all of our full-time, part-time, and temporary employees globally, but excluded our President and CEO. We annualized the compensation of approximately 730 full-time and part-time employees who were hired in 2018 but did not work for us for the entire fiscal year.  Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historic and forecasted rates as well as other factors. We did not make any cost of living adjustments.

•	The consistently applied compensation of measure used to identify our median employee was annualized base salary, short-term bonus at target and annual long-term equity incentive at target.
•	We identified employees within $100 of the median 2018 annual total compensation and removed those employees who had anomalous compensation characteristics.

Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain information regarding the compensation earned by each of our named executive officers for services rendered in 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen Kaufer (6) President and Chief Executive Officer	2018 2017 2016	796,154 700,000 700,000	— — —	— 28,578,210 —	— 18,292,152 —	1,163,360 350,000 525,000	13,250 13,100 8,110	1,972,764 47,933,462 1,233,110

Ernst Teunissen Senior Vice President, Chief Financial Officer, and Treasurer	2018 2017 2016	464,207 437,014 425,000	— — —	2,141,356 4,499,973 999,978	624,994 2,498,960 —	546,779 286,670 255,000	8,850 8,100 8,110	3,786,186 7,730,717 1,688,088

Seth J. Kalvert Senior Vice President, General Counsel and Secretary	2018 2017 2016	448,053 437,014 420,817	— — —	1,627,393 2,124,960 849,965	474,994 2,124,150 849,834	460,512 254,619 227,800	14,600 13,100 13,110	3,025,552 4,953,843 2,361,526

Dermot M. Halpin President, Experiences and Rentals	2018 2017 2016	454,231 421,092 398,423	— — —	1,713,013 6,299,893 1,249,957	499,988 1,699,359 1,249,778	502,844 600,000 180,000	68,174 59,321 58,346	3,238,250 9,079,665 3,136,504

(1)	The amounts for annual bonus awards paid to the NEOs pursuant to the Company’s incentive plan are reflected in the “Non-Equity Incentive Plan Compensation Column.”

(2)

The amounts reported represent the aggregate grant date fair value of awards granted in the year indicated, calculated in accordance with FASB ASC Topic 718.  We have disclosed the assumptions made in the valuation of the awards in “Note 6 - Stock Based Awards and Other Equity Instruments” in the notes to our consolidated financial statements in our 2018 Annual Report.  For MSUs granted, the value reported reflects the estimated grant-date fair value of the awards based upon a Monte-Carlo simulation model, which simulated the present value of the potential outcomes of future stock prices and TSR of the Company as measured against the Nasdaq Composite Total Return Index over the performance period. The value of Mr. Teunissen’s 2018 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $1,782,713.  The value of Mr. Kalvert’s 2018 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $1,354,795. The value of Mr. Halpin’s 2018 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $1,426,075. The value of Mr. Kaufer’s 2017 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $17,239,688.  For Mr. Kaufer, the 2017 amounts represent the value of the awards granted in November 2017 and include the modification expense described below. The 2017 awards granted were a combination of service-based restricted stock units, service-based stock options and performance-based restricted stock units  For Messrs. Teunissen, Kalvert and Halpin, the 2017 amounts for stock awards and option awards include the value of engagement grants granted to the NEOs in February 2017 and a promotion grant to Mr. Halpin in May 2017.

(3)

On June 5, 2017, the Section 16 Committee approved a modification to the option award granted on August 28, 2013 to Mr. Kaufer.  The modification provides that the option will expire on the tenth anniversary, instead of the seventh anniversary, of the grant date. As a result of the modification, incremental fair value of $4,772,880 will be recognized to stock-based compensation expense over the remaining vesting term for GAAP purposes and is reflected in stock awards for 2017.

(4)

The amounts reported in this column represent annual cash bonuses (except for Mr. Kaufer’s 2017 annual bonus, which included cash and non-cash as described in footnote 5 below) paid to all NEOs in 2019, 2018 and 2017 for annual performance in 2018, 2017 and 2016.  For a description of the annual cash bonus program, please see “Annual Bonuses” in Compensation Discussion and Analysis.

(5)	See the “2018 All Other Compensation” table below for information regarding the 2018 amounts reported.
(6)

In consideration for services rendered in fiscal 2016, the Compensation Committees determined to pay Mr. Kaufer’s annual bonus in the form of cash and non-cash and the amounts reported above represent the cash and non-cash forms of annual bonus.  For 2016, Mr. Kaufer’s bonus was paid $175,000 in cash, $175,000 in the form of a stock option and $175,000 in the form of RSUs.

2018 All Other Compensation

Name	Matching Charitable Donation ($)(a)	Employer Retirement Contributions ($)(b)	Other ($)(c)	Total ($)
Stephen Kaufer	5,000	8,250	—	13,250
Ernst Teunissen	—	8,250	600	8,850
Seth J. Kalvert	5,000	8,250	1,350	14,600
Dermot M. Halpin	5,000	8,250	54,924	68,174

(a)	Represents matching charitable contributions made by Company on behalf of the named executive officers.
(b)

Represents matching contributions under the TripAdvisor Retirement Savings Plan as in effect through December 31, 2018, pursuant to which TripAdvisor matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to certain limits.

(c)

With respect to Mr. Halpin, represents relocation benefits, including reimbursement for fees and expenses associated with preparation of personal tax returns and personal travel expenses, including a tax gross-up payment on the personal travel expenses.

Grants of Plan-Based Awards

While we typically make annual equity grants for long-term incentive compensation to our executive officers in February of each year, Mr. Kaufer has not historically received annual equity grants and, instead, received a significant equity grant for long-term incentive compensation in November 2017.  In light of this grant, the Section 16 Committee did not grant to Mr. Kaufer any plan-based awards in 2018 and has indicated that it does not currently contemplate that Mr. Kaufer would be eligible for another equity grant for long-term incentive compensation until 2022.

The table below provides information regarding the plan-based awards granted in 2018 to our NEOs under our 2018 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshhold	Target	Maximum
Stephen Kaufer
Annual Bonus	2/22/2018	400,000	800,000	1,600,000	—	—	—	—

Ernst Teunissen
Stock Options (2)	2/22/2018	—	—	—	—	35,408	41.65	624,994
RSUs (2)	2/22/2018	—	—	—	30,012	—	—	1,250,000
MSUs (2)	2/22/2018	—	—	—	15,006	—	—	891,356
Annual Bonus	2/22/2018	188,000	376,000	752,000	—	—	—	—

Seth J. Kalvert
Stock Options (2)	2/22/2018	—	—	—	—	26,910	41.65	474,994
RSUs (2)	2/22/2018	—	—	—	22,809	—	—	949,995
MSUs (2)	2/22/2018	—	—	—	11,404	—	—	677,398
Annual Bonus	2/22/2018	180,000	360,000	720,000	—	—	—	—

Dermot M. Halpin
Stock Options (2)	2/22/2018	—	—	—	—	28,326	41.65	499,988
RSUs (2)	2/22/2018	—	—	—	24,009	—	—	999,975
MSUs (2)	2/22/2018	—	—	—	12,004	—	—	713,038
Annual Bonus	2/22/2018	207,000	414,000	828,000	—	—	—	—

(1)

The amounts reported represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and may not correspond to the actual value that will be realized by the executive.  See footnote (2) in the Summary Compensation Table above for more information regarding the determination of the grant date fair value of these awards, including the value of MSUs assuming achievement at target performance.

(2)	For a description of the vesting terms of these awards, please see “Outstanding Equity Awards at Fiscal Year-End” below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the holdings of stock options and RSUs by our named executive officers as of December 31, 2018. The market value of the RSUs is based on the closing price of TripAdvisor common stock on The NASDAQ Stock Market on December 31, 2018, the last trading day of the year, which was $53.94 per share.

			Option Awards				Stock Awards
	Grant		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date		Exercisable	Unexercisable	($)	Date		($)		($)(9)
Stephen Kaufer	5/4/2012		250,000	—	40.20	5/4/2022	—	—	—	—
	8/28/2013		1,100,000	—	72.52	8/28/2023	—	—	—	—
	2/22/2016	(1)	2,878	2,878	63.11	2/22/2026	—	—	—	—
	2/27/2017		13,759	—	42.81	2/27/2027	—	—	—	—
	11/28/2017	(2)	—	780,000	34.71	11/28/2027	—	—	—	—
	11/28/2017	(2)	—	—	—	—	426,000	22,978,440	—	—
	11/28/2017	(3)	—	—	—	—	—	—	213,000	11,489,220
	11/28/2017	(4)	—	—	—	—	—	—	213,000	11,489,220

Ernst Teunissen	12/1/2015	(5)	70,712	70,712	82.93	12/1/2025	—	—	—	—
	2/22/2016	(1)	—	—	—	—	7,922	427,313	—	—
	2/27/2017	(1)	—	—	—	—	35,038	1,889,950	—	—
	2/27/2017	(6)	36,057	108,170	42.81	2/27/2027	—	—	—	—
	2/27/2017	(6)	—	—	—	—	43,797	2,362,410	—	—
	2/22/2018	(1)	—	35,408	41.65	2/22/2028	—	—	—	—
	2/22/2018	(1)	—	—	—	—	30,012	1,618,847	—	—
	2/22/2018	(7)	—	—	—	—	—	—	15,006	809,424

Seth J. Kalvert	5/4/2012		34,347	—	40.20	5/4/2022	—	—	—	—
	2/28/2013		50,473	—	45.54	2/28/2023	—	—	—	—
	2/21/2014	(1)	24,526	—	96.92	2/21/2024	—	—	—	—
	2/26/2015	(1)	16,951	5,650	89.86	2/26/2025	—	—	—	—
	2/26/2015	(1)	—	—	—	—	2,225	120,017	—	—
	2/22/2016	(1)	17,476	17,474	63.11	2/22/2026	—	—	—	—
	2/22/2016	(1)	—	—	—	—	6,734	363,232	—	—
	2/27/2017	(1)	10,944	32,832	42.81	2/27/2027	—	—	—	—
	2/27/2017	(1)	—	—	—	—	13,139	708,718	—	—
	2/27/2017	(6)	19,831	59,493	42.81	2/27/2027	—	—	—	—
	2/27/2017	(6)	—	—	—	—	24,088	1,299,307	—	—
	2/22/2018	(1)	—	26,910	41.65	2/22/2028	—	—	—	—
	2/22/2018	(1)	—	—	—	—	22,809	1,230,317	—	—
	2/22/2018	(7)	—	—	—	—	—	—	11,404	615,132

Dermot M. Halpin	2/21/2014	(1)	7,973	—	96.92	2/21/2024	—	—	—	—
	2/26/2015	(1)	7,946	2,648	89.86	2/26/2025	—	—	—	—
	2/26/2015	(1)	—	—	—	—	1,043	56,259	—	—
	2/22/2016	(1)	25,700	25,698	63.11	2/22/2026	—	—	—	—
	2/22/2016	(1)	—	—	—	—	9,902	534,114	—	—
	2/27/2017	(1)	—	54,720	42.81	2/27/2027	—	—	—	—
	2/27/2017	(1)	—	—	—	—	21,898	1,181,178	—	—
	2/27/2017	(6)	—	19,470	42.81	2/27/2027	—	—	—	—
	2/27/2017	(6)	—	—	—	—	18,394	992,172	—	—
	5/9/2017	(8)	—	—	—	—	28,423	1,533,137	—	—
	2/22/2018	(1)	—	28,326	41.65	2/22/2028	—	—	—	—
	2/22/2018	(1)	—	—	—	—	24,009	1,295,045	—	—
	2/22/2018	(7)	—	—	—	—	—	—	12,004	647,496

(1)	Vests in four equal annual installments commencing on February 15th of the first year following the date of grant.
(2)	Vests in two equal installments on each of August 1, 2021 and August 1, 2022.
(3)

Represents the target number of shares to be issued assuming that, for the period from January 1, 2018 through December 31, 2020, the Company’s total stockholder return, or TSR, is 110% of the TSR of the NASDAQ Composite Total Return.  Award vests December 31, 2020 and will settle shortly following certification of achievement of performance criteria.

(4)

Represents the target number of shares to be issued assuming target achievement of financial and strategic performance metrics for 2018, 2019, 2020 and 2021.  One quarter of the award to vest on December 31st of the relevant year of performance and settle shortly following certification of achievement of the performance criteria for the year.

(5)	Vests in two equal installments on each of November 9, 2018 and November 9, 2019.
(6)	Vests in four equal installments on June 15th in each of the four years following the date of grant.
(7)

Represents the target number of shares to be issued assuming that, for the period from January 1, 2018 through December 31, 2020, the Company’s total stockholder return, or TSR, is 100% of the TSR of the NASDAQ Composite Total Return.  Award vests December 31, 2020 and will settle shortly following certification of achievement of performance criteria.

(8)	Vests in three equal installments on each of December 31, 2017, December 31, 2018 and December 31, 2019.
(9)

The amounts reported in this column represent the market value of shares or units of stock that have not vested calculated by multiplying the number of RSUs that have not vested by $53.94, the closing price of TripAdvisor common stock on The NASDAQ Stock Market as of December 29, 2018, the last trading day in 2018.

Option Exercises and Stock Vested

The following table sets forth all stock option awards exercised and the taxable income realized upon exercise and all other stock awards vested and the taxable income realized upon vesting by the named executive officers during 2018.

		Option Awards		Stock Awards
Name	Exercise or Vest Date	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting ($)(4)
Stephen Kaufer	2/21/2018	70,785	1,547,360	—	—
	11/26/2018	235,950	7,293,215	—	—
Ernst Teunissen	2/15/2018	—	—	3,961	161,292
	2/15/2018	—	—	11,680	475,610
	6/15/2018	—	—	14,600	842,858
Seth Kalvert	2/15/2018	—	—	991	40,354
	2/15/2018	—	—	2,225	90,602
	2/15/2018	—	—	3,367	137,104
	2/15/2018	—	—	4,380	178,354
	6/15/2018	—	—	8,030	463,572
	12/4/2018	15,653	390,370	—	—
Dermot Halpin	2/15/2018	—	—	967	39,376
	2/15/2018	—	—	1,043	42,471
	2/15/2018	—	—	4,952	201,645
	2/15/2018	—	—	7,300	297,256
	5/11/2018	40,200	149,402	—	—
	5/11/2018	9,213	35,868	—	—
	5/11/2018	18,240	116,617	—	—
	6/15/2018	—	—	6,132	354,000
	8/7/2018	6,490	75,349	—	—
	12/31/2018	—	—	28,423	1,522,052

(1)

The amounts reported in this column represent the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been withheld to cover option exercise price or applicable tax obligations.

(2)

The amounts reported in this column represent the taxable income recognized upon exercise of vested stock options calculated by multiplying (i) the number of shares of TripAdvisor’s common stock acquired upon exercise by (ii) the difference between the market price of TripAdvisor’s common stock at exercise and the exercise price of the options.

(3)

The amounts reported in this column represent the gross number of shares acquired upon the vesting of RSUs without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(4)

The amounts reported in this column represent the taxable income recognized upon the vesting of RSUs calculated by multiplying the gross number of RSUs vested by the closing price of TripAdvisor common stock on The NASDAQ Stock Market on the vesting date or, if the vesting occurred on a day on which The NASDAQ Stock Market was closed for trading, the next trading day.

Non-Qualified Deferred Compensation

We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified for our employees.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Messrs. Kaufer, Kalvert and Teunissen and an offer letter with Mr. Halpin.  Pursuant to these agreements, each of our named executive officers is eligible to receive certain severance payments and benefits in the event of a qualifying termination of employment. The material terms of these employment agreements are described below.

We believe that a strong, experienced management team is essential and in the best interests of our company and our stockholders. In addition, we recognize that the possibility of a change in control could arise and that such an event could result in the departure of our senior leaders to the detriment of the company and our stockholders. As a result, we adopted the Severance Plan applicable to certain senior leaders. The plan formalizes and standardizes our severance practices for our most senior leaders.  Adoption of the Severance Plan was approved by the Compensation Committees. The Severance Plan applies to all named executive officers, including Mr. Kaufer.  While the benefits are generally consistent with the severance benefits provided for in individual employment agreements, there are some differences.  In addition, the Severance Plan includes a provision that in the event of any conflict or inconsistency between the terms of any employment agreement and the Severance Plan, the terms more beneficial to the officer shall prevail.

Change of Control Provisions

Both the 2018 Plan and 2011 Plan provide that, unless otherwise specified in the applicable award agreement, upon a participant’s termination of employment by the Company during the two-year period following a Change in Control other than for “Cause” or “Disability,” or by the participant for “Good Reason,” as each term is defined in the plans, during such period, stock options and stock appreciation rights held by such participant will automatically become fully exercisable and will remain exercisable until the later of (i) the last day on which such option or stock appreciation right is exercisable as specified in the applicable award agreement or (ii) the earlier of the first anniversary of the change in control and the expiration of the term of the option or stock appreciation right, and the restrictions and conditions on all other awards will automatically be deemed waived.

Stephen Kaufer Employment Agreement

In March 2014, TripAdvisor, LLC entered into an employment agreement with Mr. Kaufer, with an original term of five years. This agreement was amended effective November 28, 2017 to, among other things, extend the term to March 31, 2023.

Pursuant to the employment agreement, in the event that Mr. Kaufer’s employment terminates by reason of his death or disability, then:

•	TripAdvisor will pay Mr. Kaufer (or his estate) his base salary through the end of the month in which the termination occurs;
•	Any outstanding unvested equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and
•	Any unvested stock options held by Mr. Kaufer at the time of termination shall remain exercisable through the earlier of 18 months following termination or the scheduled expiration of such options.

Pursuant to the employment agreement, in the event that Mr. Kaufer terminates his employment for Good Reason or is terminated by TripAdvisor without Cause and such termination occurs during the period commencing three months immediately prior to a Change in Control and ending 24 months immediately following the Change in Control (in each case as such terms are defined in the employment agreement and below), then:

•	TripAdvisor will pay Mr. Kaufer cash severance in an amount equal to 24 months of his base salary;
•

TripAdvisor will pay Mr. Kaufer in cash an amount equal to the premiums charged by TripAdvisor to maintain COBRA health insurance coverage for him and his eligible dependents for each month between the date of termination and 18 months thereafter;

•	TripAdvisor will pay to Mr. Kaufer a lump sum in cash equal to his annual target bonus, without pro-ration or adjustment;
•	All equity awards held by Mr. Kaufer that are outstanding and unvested shall immediately vest in full; and
•

Mr. Kaufer will have 18 months following such date of termination of employment to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

Pursuant to the employment agreement, in the event that Mr. Kaufer terminates his employment for Good Reason or is terminated by TripAdvisor without Cause and such termination is not in connection with a Change in Control, then:

•	TripAdvisor will continue to pay Mr. Kaufer’s base salary through 12 months following the date of termination;
•	TripAdvisor will consider in good faith the payment of an annual bonus on a pro rata basis based on actual performance during the year of termination;
•	TripAdvisor will pay COBRA health insurance coverage for Mr. Kaufer and his eligible dependents for 12 months following termination;
•

All equity awards held by Mr. Kaufer that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that awards that vest less frequently than annually will be treated as though such awards vested annually);

•

Any equity awards that do not vest in connection with a termination of employment shall remain outstanding for three months following termination, provided that there will be no additional vesting with respect to such awards unless a Change in Control occurs within such three-month period; and

•

Mr. Kaufer will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

The agreement also provides that a non-renewal of the employment agreement or expiration of the term will be treated as a termination of employment without Cause or resignation for Good Reason not in connection with a Change in Control, entitling Mr. Kaufer to benefits under his employment agreement.  In addition, receipt of the severance payments and benefits set forth above is contingent upon Mr. Kaufer executing and not revoking a separation and release in favor of TripAdvisor.  Each of the payments set forth above shall be offset by the amount of any cash compensation earned by Mr. Kaufer from another employer during the 12 months following his termination of employment.

With respect to Mr. Kaufer’s equity awards granted in August 2013 and thereafter, either Mr. Kaufer agreed to waive the single trigger acceleration right upon a Change in Control or the award was issued pursuant to the 2018 Plan which did not include this benefit.  As a result, Mr. Kaufer’s awards will only accelerate upon a “double trigger.”

Mr. Kaufer has also agreed to be restricted from competing with TripAdvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, during the term of his employment and through the period ending 18 months after the termination of employment.

Ernst Teunissen Employment Agreement

On October 6, 2015, the Company entered into an agreement with Mr. Teunissen, effective November 9, 2015.  Such employment agreement commenced on November 9, 2015 and was to expire on March 31, 2018, unless sooner terminated in accordance with its terms.  This agreement was amended effective November 28, 2017 to, among other things, extend the term to March 31, 2021.

Pursuant to the employment agreement, as amended, with Mr. Teunissen, in the event that his employment terminates by reason of his death or disability, he will be entitled to continued payment of base salary through the end of the month in which the termination occurs.  In the event that he terminates his employment for Good Reason or is terminated by TripAdvisor without Cause (in each case, as such terms are defined in the employment agreement and below), then:

•

TripAdvisor will continue to pay his base salary through the longer of (i) 12 months following the termination date, and (ii) the remaining term of the employment agreement up to a maximum of 18 months, in each case provided that such payments will be offset by any amount earned from another employer during such time period;

•	TripAdvisor will consider in good faith the payment of bonuses on a pro rata basis based on actual performance for the year in which termination of employment occurs;
•

TripAdvisor will pay COBRA health insurance coverage for Mr. Teunissen and his eligible dependents through the longer of the end of the term of his employment agreement and 12 months following termination;

•

All equity awards held by Mr. Teunissen that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

Mr. Teunissen will have 18 months following such date of termination or employment to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

The agreement also provides that a non-renewal of the employment agreement or expiration of the term will be treated as a termination of employment without Cause or resignation for Good Reason not in connection with a Change of Control, entitling Mr. Teunissen to benefits under his employment agreement.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Teunissen executing and not revoking a separation and release in favor of TripAdvisor.  In addition, Mr. Teunissen agreed to be restricted from competing with TripAdvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through the longer of (i) the completion of the term of the employment agreement and (ii) 12 months after the termination of employment.

Seth J. Kalvert Employment Agreement

Effective May 19, 2016, the Company entered into an employment agreement with Mr. Kalvert, for a two-year term, although this agreement was amended effective February 19, 2018 to, among other things, extend the term to March 31, 2021.

Pursuant to the employment agreement with Mr. Kalvert, as amended, in the event that his employment terminates by reason of his death or disability, he will be entitled to continued payment of base salary through the end of the month in which the termination occurs.  In the event that he terminates his employment for Good Reason or is terminated by TripAdvisor without Cause (in each case as such terms are defined in the employment agreement and below), then:

•

TripAdvisor will continue to pay his base salary through the longer of (i) 12 months following the termination date, and (ii) the remaining term of the employment agreement up to a maximum of 18 months, in each case provided that such payments will be offset by any amount earned from another employer during such time period;

•	TripAdvisor will consider in good faith the payment of bonuses on a pro rata basis based on actual performance for the year in which termination of employment occurs;
•

TripAdvisor will pay COBRA health insurance coverage for Mr. Kalvert and his eligible dependents through the longer of the end of the term of his employment agreement and 12 months following termination;

•

All equity awards held by Mr. Kalvert that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

Mr. Kalvert will have 18 months following such date of termination or employment to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

The agreement also provides that a non-renewal of the employment agreement or expiration of the term will be treated as a termination of employment without Cause or resignation for Good Reason not in connection with a Change of Control, entitling Mr. Teunissen to benefits under his employment agreement.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Kalvert executing and not revoking a separation and release in favor of TripAdvisor.  In addition, Mr. Kalvert agreed to be restricted from competing with TripAdvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through the longer of (i) the completion of the term of the employment agreement and (ii) 12 months after the termination of employment.

Dermot M. Halpin Offer Letter

On May 9, 2017, the Company entered into a new offer letter with Dermot Halpin. Pursuant to the offer letter, in the event that the offer letter is terminated whether by Mr. Halpin for Good Reason, by TripAdvisor without Cause, or as a result of death or Disability (in each case, as such terms are defined in the offer letter and below) then:

•	TripAdvisor will continue to pay Mr. Halpin his base salary for a period of 12 months following termination;
•	TripAdvisor will pay COBRA health insurance coverage for Mr. Halpin and his eligible dependents until the earlier of 12 months following termination and the date Mr. Halpin becomes re-employed;

•	TripAdvisor will consider, in good faith, the payment of an annual bonus on a pro rata basis for the year in which the termination of employment occurs;
•

All equity awards held by Mr. Halpin that otherwise would have vested during the 12-month period following termination of employment will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

Mr. Halpin will have 18 months following such date of termination of employment to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

Simultaneously with entering into the new offer letter, Mr. Halpin entered into a Non-Disclosure, Developments and Non-Competition Agreement, pursuant to which Mr. Halpin agreed to be restricted from competing with TripAdvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through the longer of (i) the completion of the term of the employment agreement and (ii) one year after the termination of employment.

Definitions

Under the employment agreements and offer letter, Cause means: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by the executive; provided, however, that after indictment, TripAdvisor may suspend the executive from rendition of services but without limiting or modifying in any other way TripAdvisor’s obligations under the applicable employment agreement, (ii) a material breach by the executive of a fiduciary duty owed to TripAdvisor or its subsidiaries, (iii) material breach by the executive of certain covenants of the applicable employment agreement, (iv) the willful or gross neglect by the executive of the material duties required by the applicable employment agreement or (v) a knowing and material violation by the executive of any TripAdvisor policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest that, in the cases of the conduct described in clauses (iv) and (v) above, if curable, is not cured by the executive within 30 days after the executive is provided with written notice thereof.

Under the employment agreements and offer letter as well as under the 2018 Plan, Change in Control means any of the following events:

(i)

The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Liberty TripAdvisor Holdings, Inc. and its affiliates (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

(ii)

Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding Liberty TripAdvisor Holdings, Inc. and its respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	Approval by our stockholders of a complete liquidation or dissolution of the Company.

Under the employment agreements and offer letter, Good Reason means the occurrence of any of the following without the executive’s prior written consent: (A) TripAdvisor’s material breach of any material provision of the applicable employment agreement, (B) the material reduction in the executive’s title, duties, reporting responsibilities or level of responsibilities in such executive’s position at TripAdvisor,  (C) the material reduction in the executive’s base salary or the executive’s total annual compensation opportunity, or (D) the relocation of the executive’s principal place of employment more than 20 miles outside of their location of employment; provided that in no event shall the executive’s resignation be for Good Reason unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and the executive provides TripAdvisor with written notice thereof within 30 days after the executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the executive believes constitutes Good Reason, (y) TripAdvisor fails to correct the event or circumstance so identified within 30 days after receipt of such notice, and (z) the executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

Notwithstanding the terms of the NEO employment agreements and offer letter described above, the Severance Plan includes a provision that in the event of any conflict or inconsistency between the terms of any employment agreement and the Severance Plan, the terms more beneficial to the employee shall prevail.  For a description and quantification of the estimated potential payments in the event of a termination without Cause, resignation for Good Reason, Change in Control and termination without Cause or resignation for Good Reason in connection with a Change in Control, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”  The amounts reflected in this table reflect the “better of” the terms between the employment arrangements, the 2018 Plan and the Severance Plan.

Severance Plan

Effective August 7, 2017, the Company adopted the Severance Plan applicable to certain senior leaders of the Company. The Severance Plan formalizes and standardizes the Company’s severance practices for certain designated employees. Employees covered by the Severance Plan generally will be eligible to receive severance benefits in the event of a termination by the Company without Cause or, under certain circumstances, resignation by the employee for Good Reason. If a termination of employment occurs in connection with a Change in Control, the participants would generally be eligible to receive enhanced severance benefits. The severance benefits provided pursuant to the Severance Plan are determined based on the job classification of the employees and, in certain cases, his or her years of service with the Company.

Under the Severance Plan, in the event of a termination by the Company without Cause more than three months prior to a Change in Control or more than 12 months following a Change in Control, the severance benefits for the employee generally shall consist of the following:

•

continued payment of base salary for a period of six to 18 months following the date of such employee’s termination of employment (in such case, based on the employee’s classification within the organization and years of service); and

•

continuation of coverage under the Company’s health insurance plan through the Company’s payment of COBRA premiums for a period of six to 18 months following the date of such employee’s termination of employment (in such case, based on the employee’s classification within the organization and years of service).

Under the Severance Plan, in the event of a termination by the Company without Cause or by the employee for Good Reason, in each case within three months prior to or 12 months following a Change in Control, the severance benefits for the participant shall consist of the following:

•

payment of a lump sum amount equal to (i) a minimum of 12 and up to 24 months of the participant’s base salary, plus (ii) the participant’s target bonus multiplied by 1, 1.5 or 2 (in each case, based on employee’s classification within the organization and years of service); and

•

payment of a lump sum amount equal to the premiums required to continue the participant’s medical coverage under the Company’s health insurance plan for a period of 12 to 24 months (in such case, based on employee’s classification within the organization and years of service).

The foregoing summary is qualified in its entirety by reference to the Severance Plan incorporated herein by reference to Exhibit 10.22 to the Company’s 2017 Annual Report.

Estimated Potential Incremental Payments

The table below reflects the estimated amount of incremental compensation payable to each of our named executive officers upon termination of his or her employment in the following circumstances: (i) termination of employment as a result of death of the NEO; (ii) a termination of employment by TripAdvisor without Cause not in connection with a Change in Control, (iii) resignation by him or her for Good Reason not in connection with a Change in Control, (iv) a Change in Control or (v) a termination of employment by TripAdvisor without Cause or by him or her for Good Reason in connection with a Change in Control.   No benefits are payable upon a resignation by the NEO without Good Reason, termination of employment by TripAdvisor for Cause.  Upon a termination of employment for Disability or retirement, no benefits are provided, other than an extension of time for the exercise of any outstanding options.

The amounts shown in the table (i) assume that the triggering event was effective as of December 31, 2018, the last business day of 2018; (ii) are based on the terms of the employment agreements in effect as of December 31, 2018 and do not reflect any subsequent amendments to the employment agreement; and (iii) are based on the “better of” such employment agreements or the terms of the Severance Plan, as specifically provided for in the Severance Plan.  The price of TripAdvisor common stock on which certain of the calculations are based was $53.94 per share, the closing price of TripAdvisor’s common stock on The NASDAQ Stock Market on December 31, 2018. These amounts are estimates of the incremental amounts that would be paid out to each named executive officer upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Name and Benefit	Death ($)	Termination Without Cause ($)	Resignation for Good Reason ($)	Change in Control ($)		Termination w/o Cause or for Good Reason in connection with Change in Control ($)
Stephen Kaufer
Salary	—	1,200,000	800,000	—		1,600,000
Bonus (1)	—	1,163,360	1,163,360	—		1,600,000
Equity Awards (vesting accelerated)	58,083,975	29,536,683	29,536,683	21,877,203	(3)	60,956,280	(4)
Health & Benefits (2)	—	37,553	25,035	—		50,070
Total estimated value	58,083,975	31,937,596	31,525,078	21,877,203		64,206,350

Ernst Teunissen
Salary	—	705,000	705,000	—		705,000
Bonus (1)	—	546,779	546,779	—		564,000
Equity Awards (vesting accelerated)	8,747,040	3,625,194	3,625,194	539,616	(3)	9,556,464
Health & Benefits (2)	—	38,136	38,136	—		38,136
Total estimated value	8,747,040	4,915,109	4,915,109	539,616		10,863,600

Seth J. Kalvert
Salary	—	675,000	675,000	—		675,000
Bonus (1)	—	460,512	460,512	—		540,000
Equity Awards (vesting accelerated)	5,695,023	2,524,036	2,524,036	410,088	(3)	6,310,155
Health & Benefits (2)	—	37,553	37,553	—		37,553
Total estimated value	5,695,023	3,697,101	3,697,101	410,088		7,562,708

Dermot M. Halpin
Salary	—	460,000	460,000	—		690,000
Bonus (1)	—	502,844	502,844	—		621,000
Equity Awards (vesting accelerated)	7,413,263	4,130,387	4,130,387	431,664	(3)	8,060,759
Health & Benefits (2)	—	25,122	25,122	—		37,684
Total estimated value	7,413,263	5,118,353	5,118,353	431,664		9,409,443

(1)	Represents actual bonus amount for 2018, the payment of which the Company must consider in good faith, in both cases pursuant to the terms of the employment agreement.
(2)	Assumes extension of benefits or payment of the cost of benefits for a period of time following termination, pursuant to the terms of the employment agreement or the Severance Plan.
(3)

In the event of a Change in Control, the stock options, RSUs and MSUs granted in connection with the 2017 CEO Award and the MSUs granted to Messrs. Teunissen, Kalvert, and Halpin in February 2018 will be treated as though they vested daily over the vesting period and the vesting will accelerate with respect to those awards that would have vested as of the effective date of the Change in Control under this scenario.  The remaining unvested awards will vest pro-rata on each anniversary of August 1, 2017 for the CEO and December 31, 2018 for Messrs. Teunissen, Kalvert, and Halpin.

(4)

Pursuant to the terms of Mr. Kaufer’s employment agreement, any equity awards that are outstanding and unvested at the time of such termination shall immediately vest in full as of the date of such termination of employment.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding shares of common stock that may be issued under TripAdvisor’s equity compensation plans consisting of the 2018 Plan, the Viator, Inc. 2010 Stock Incentive Plan and the Deferred Compensation Plan for Non-Employee Directors.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	12,969,856	(1)	$54.00	(2)	13,462,984
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	12,969,856		—		13,462,984

(1)

Includes (i) 6,040,740 shares of common stock issuable upon the exercise of outstanding options, of which 13,659 shares were granted pursuant to options under the Viator, Inc. 2010 Stock Incentive Plan, (ii) 6,640,046 shares of common stock issuable upon the vesting of RSUs, (iii) 284,425 shares of common stock issuable upon the vesting of MSUs, and (iv) 4,645 shares of common stock reserved for issuance upon exercise of options granted pursuant to the  Deferred Compensation Plan for Non-Employee Directors.

(2)	Since RSUs and MSUs do not have an exercise price, such units are not included in the weighted average exercise price calculation.

DIRECTOR COMPENSATION

Overview

The Board of Directors sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of TripAdvisor common stock to further align their interests with those of our stockholders. Each non-employee director of TripAdvisor is eligible to receive the following compensation:

•	An annual cash retainer of $50,000, paid in equal quarterly installments;
•

An RSU award with a value of $250,000 (based on the closing price of TripAdvisor’s common stock on the NASDAQ Stock Market on the date of grant), upon such director’s election to office, subject to vesting in full on the first anniversary of the grant date and, in the event of a Change in Control (as defined in the 2018 Plan and above), full acceleration of vesting;

•	An annual cash retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committees (including the Chairman); and
•	An additional annual cash retainer of $10,000 for each of the Chairman of the Audit Committee and the Chairman of the Compensation Committees.

We also pay reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the Board of Directors.

TripAdvisor employees do not receive compensation for serving as directors. Accordingly, Mr. Kaufer does not receive any compensation for his service as a director.

Non-Employee Director Deferred Compensation Plan

Under TripAdvisor’s Non-Employee Director Deferred Compensation Plan, the non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units representing the number of shares of TripAdvisor common stock that could have been purchased on the date such fees would otherwise be payable or (ii) credited to a cash fund. If any dividends are paid on TripAdvisor common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of TripAdvisor, a director will receive (i) with respect to share units, such number of shares of TripAdvisor common stock as the share units represent and (ii) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2018 Non-Employee Director Compensation Table

The following table shows the compensation information for the non-employee directors of TripAdvisor for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Gregory B. Maffei	65,000	249,962	314,962
Dipchand (Deep) Nishar	65,000	249,962	314,962
Jeremy Philips	70,000	249,962	319,962
Spencer M. Rascoff	70,000	249,962	319,962
Albert Rosenthaler	50,000	249,962	299,962
Robert S. Wiesenthal	80,000	249,962	329,962
Jay C. Hoag	59,583	346,518	406,101
Sukhinder Singh Cassidy (4)	37,500	—	37,500

(1)

The amounts reported in this column represent the annual cash retainer amounts for services in 2018, including fees with respect to which directors elected to defer and credit towards the purchase of share units representing shares of the Company common stock pursuant to the Company’s Non-Employee Director Deferred Compensation Plan.

(2)

The amounts reported in this column represent the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the non-employee directors from their awards.

(3)

As of December 31, 2018, Messrs. Maffei, Nishar, Philips, Rascoff, Rosenthaler, and Wiesenthal each held 4,383 RSUs.  As of December 31, 2018, Mr. Hoag held 7,168 RSUs. Ms. Cassidy did not stand for re-election in 2018 and was not a director as of December 31, 2018.

(4)	Represents the amount paid to Ms. Cassidy for service from January 1, 2018 through June 21, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table presents information as of April 22, 2019, relating to the beneficial ownership of TripAdvisor’s capital stock by (i) each person or entity known to TripAdvisor to own beneficially more than 5% of the outstanding shares of TripAdvisor’s common stock or Class B common stock, (ii) each director and director nominee of TripAdvisor, (iii) the named executive officers and (iv) our executive officers and directors, as a group. In each case, except as otherwise indicated in the footnotes to the table, the shares are owned directly by the named owners, with sole voting and dispositive power. Unless otherwise indicated, beneficial owners listed in the table may be contacted at TripAdvisor’s corporate headquarters at 400 1st Avenue, Needham, Massachusetts 02494.

Shares of TripAdvisor Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of TripAdvisor common stock; therefore, the common stock column below includes shares of Class B common stock held by each such listed person, entity or group, and the beneficial ownership percentage of each such listed person assumes the conversion of all Class B common stock into common stock. For each listed person, entity or group, the number of shares of TripAdvisor common stock and Class B common stock and the percentage of each such class listed also include shares of common stock and Class B common stock that may be acquired by such person, entity or group on the conversion or exercise of equity securities, such as stock options, which can be converted or exercised, and RSUs that have or will have vested, within 60 days of April 22, 2019, but do not assume the conversion or exercise of any equity securities (other than the conversion of the Class B common stock) owned by any other person, entity or group.

The percentage of votes for all classes of TripAdvisor’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock. There were 126,221,264 shares of common stock and 12,799,999 shares of Class B common stock outstanding on April 22, 2019.

	Common Stock			Class B Common Stock			Percent (%) of Votes
Beneficial Owner	Shares		%	Shares		%	(All Classes)
5% Beneficial Owners
Liberty TripAdvisor Holdings, Inc.	30,959,751	(1)	22.3	12,799,999	(1)	100	57.5
12300 Liberty Boulevard Englewood, CO 80112
The Vanguard Group	12,568,701	(2)	9.0	0		0	4.9
100 Vanguard Blvd Malvern, PA 19355
Jackson Square Partners, LLC	11,257,630	(3)	8.1	0		0	4.4
101 California Street, Suite 3750, San Francisco, CA 94111
Eagle Capital Management, LLC	9,192,915	(4)	6.6	0		0	3.6
499 Park Avenue, 17th Floor, New York, NY 10022
BlackRock, Inc.	7,673,036	(5)	5.5	0		0	3.0
55 East 52nd Street, New York, NY 10022
Wellington Management Group, LLP	6,961,253	(6)	5.0	0		0	2.7
280 Congress Street, Boston, MA 02210

Named Executive Officers and Directors
Gregory B. Maffei	24,401	(7)	*	0		0	*
Stephen Kaufer	1,933,896	(8)	1.4	0		0	*
Trynka Shineman Blake	—		*	0		0	*
Jay C. Hoag	2,288,168	(9)	1.6	0		0	*
Betsy Morgan	—		*	0		0	*
Dipchand (Deep) Nishar	17,251	(10)	*	0		0	*
Jeremy Philips	28,106	(10)	*	0		0	*
Spencer M. Rascoff	21,094	(10)	*	0		0	*
Albert Rosenthaler	17,555	(10)	*	0		0	*
Robert S. Wiesenthal	28,106	(10)	*	0		0	*
Ernst Teunissen	166,277	(11)	*	0		0	*
Seth J. Kalvert	241,306	(12)	*	0		0	*
Dermot M. Halpin	135,573	(13)	*	0		0	*

All executive officers, directors and director nominees as a group (13 persons)	4,901,733	(14)	3.5	0		0	1.9

*	The percentage of shares beneficially owned does not exceed 1% of the class.
(1)

Based on information contained in a Schedule 13D/A filed with the SEC on July 1, 2016, by LTRIP.  Consists of 18,159,752 shares of common stock and 12,799,999 shares of Class B Common Stock owned by LTRIP. Excludes shares beneficially owned by the executive officers and directors of LTRIP, as to which LTRIP disclaims beneficial ownership.

(2)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group (“Vanguard”). According to the Schedule 13G/A, Vanguard beneficially owns 12,568,701 shares of common stock and has sole voting power with respect to 129,270 shares, shared voting power with respect to 21,733 shares, sole dispositive power with respect to 12,418,631 shares and shared dispositive power with respect to 150,070 shares.

(3)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2019, by Jackson Square Partners, LLC (“Jackson”). According to the Schedule 13G, Jackson beneficially owns and has sole dispositive power with respect to 11,257,630 shares of common stock, has sole voting power with respect to 3,812,411 shares and shared voting power with respect to 2,429,478 shares.

(4)

Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2019, by Eagle Capital Management, LLC (“Eagle”). According to the Schedule 13G, Eagle beneficially owns and has sole dispositive power with respect to 9,192,915 shares of common stock and has sole voting power with respect to 7,794,013 shares.

(5)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 6, 2019, by BlackRock, Inc. According to the Schedule 13G/A, BlackRock has sole dispositive power with respect to 7,673,036 shares of common stock and has sole voting power with respect to 6,736,539 shares.

(6)

Based solely on information contained in a Schedule 13G filed with the SEC on February 12, 2019, by Wellington Management Group LLP (“Wellington”). According to the Schedule 13G, Wellington beneficially owns and has shared dispositive power with respect to 6,961,253 shares of common stock and has sole voting power with respect to 6,249,986 shares.

(7)

Includes 1,938 shares of common stock that are held by the Maffei Foundation.  Mr. Maffei and his wife, as the two directors of the Maffei Foundation, have shared voting and investment power with respect to any shares held by the Maffei Foundation.  Also includes 4,383 RSUs that will vest and settle within 60 days of April 22, 2019.

(8)	Includes options to purchase 1,366,637 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 22, 2019.

(9)

Includes 4,383 RSUs that will vest and settle within 60 days of April 22, 2019.  Mr. Hoag holds directly these RSUs and 2,785 shares resulting from RSUs that previously vested and has sole voting and dispositive power over these securities; however, TCV IX Management, L.L.C. has a right to 100% of the pecuniary interest in such securities. Mr. Hoag is a Member of TCV IX Management, L.L.C. and disclaims beneficial ownership of such RSUs and the shares underlying such RSUs except to the extent of his pecuniary interest therein.  The remainder of the shares are held directly by TCV IX Tumi, L.P., TCV IX Tumi (A), L.P., TCV IX Tumi (B), L.P., and TCV IX Tumi (MF), L.P. (the “TCV Funds”).  Jay C. Hoag is a Class A Member of Technology Crossover Management IX, Ltd. ("Management IX") and a limited partner of Technology Crossover Management IX, L.P. ("TCM IX"). Management IX is the sole general partner of TCM IX, which in turn is the sole general partner of TCV IX, L.P., which in turn is the sole member of TCV IX TUMI GP, LLC, which in turn is the sole general partner each of the TCV Funds.  Mr. Hoag may be deemed to beneficially own the shares held by the TCV Funds, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)	Includes 4,383 RSUs that will vest and settle within 60 days of April 22, 2019.
(11)

Includes options to purchase 151,678 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 22, 2019 and 14,599 RSUs that will vest and settle within 60 days of April 22, 2019.

(12)

Includes options to purchase 222,260 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 22, 2019 and 8,030 RSUs that will vest and settle within 60 days of April 22, 2019.

(13)

Includes options to purchase 114,626 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 22, 2019 and 6,132 RSUs that will vest and settle within 60 days of April 22, 2019.

(14)

Includes options to purchase 1,855,201 shares of common stock that are currently exercisable or will be exercisable within 60 days of April 22, 2019 and 59,442 RSUs that will vest and settle within 60 days of April 22, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, TripAdvisor officers and directors and persons who beneficially own more than 10% of a registered class of TripAdvisor’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish TripAdvisor with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to TripAdvisor and/or written representations that no additional forms were required, TripAdvisor believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions, except that one Form 4 filed for Noel Watson was filed three days late and one Form 4 for each of Dipchand Nishar and Spencer Rascoff was filed one day late.

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

Pursuant to the Company’s Related Party Transactions Policy, we will enter into or ratify a “related person transaction” only when it has been approved by the Audit Committee of the Board of Directors, in accordance with its written charter. Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock or immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). When a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of TripAdvisor and our stockholders.

The legal and accounting departments work with business units throughout TripAdvisor to identify potential related person transactions prior to execution. In addition, we take the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of TripAdvisor completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify our legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which we participate.

•	TripAdvisor monitors its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.
•	Any reported transaction that our legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of TripAdvisor and our stockholders.

Related Person Transactions

Relationship between Expedia and TripAdvisor

Upon consummation of the Spin-Off, Expedia was considered a related party under GAAP based on a number of factors, including, among others, common ownership of our shares and those of Expedia.  However, we no longer consider Expedia a related party.   For purposes of governing certain of the ongoing relationships between us and Expedia at and after the Spin-Off, and to provide for an orderly transition, we and Expedia entered into various agreements at the time of the Spin-Off, under which TripAdvisor has satisfied its obligations. However, TripAdvisor continues to be subject to certain post-spin obligations under the Tax Sharing Agreement between TripAdvisor and Expedia.

Under the Tax Sharing Agreement, we are generally required to indemnify Expedia for any taxes resulting from the Spin-Off (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts resulted from (i) any act or failure to act by us described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of our equity securities or assets or those of a member of our group, or (iii) any failure of the representations with respect to us or any member of our group to be true or any breach by us or any member of our group of any covenant, in each case, which is contained in the separation documents or in the documents relating to the IRS private letter ruling and/or the opinion of counsel. Refer to “Note 11 – Income Taxes” in the Company’s 2018 Annual Report for information regarding the status of completed and ongoing IRS audits of our consolidated income tax returns with Expedia.

Relationship among Liberty, LTRIP and TripAdvisor

On August 27, 2014, the entire beneficial ownership of our common stock and Class B common stock held by Liberty was transferred to LTRIP.  Simultaneously, Liberty, LTRIP’s former parent company, distributed, by means of a dividend, to the holders of its Liberty Ventures common stock, Liberty’s entire equity interest in LTRIP.  We refer to this transaction as the “Liberty Spin-Off”. As a result of the Liberty Spin-Off, effective August 27, 2014, LTRIP became a separate, publicly traded company holding 100% of Liberty’s interest in TripAdvisor.

As a result of these transactions, as of the record date, LTRIP beneficially owned 18,159,752 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 14.4% of the outstanding shares of common stock and 100% of the outstanding shares of Class B common stock. Assuming the conversion of all of LTRIP’s shares of Class B common stock into common stock, LTRIP would beneficially own 22.3% of the outstanding common stock (calculated in accordance with Rule 13d-3). Because each share of Class B common stock is generally entitled to ten votes per share and each share of common stock is entitled to one vote per share, LTRIP may be deemed to beneficially own equity securities representing approximately 57.5% of our voting power.  As a result, LTRIP is effectively able to control the outcome of all matters submitted to a vote or for the consent of TripAdvisor’s stockholders (other than with respect to the election by the holders of TripAdvisor common stock of 25% of the members of TripAdvisor’s Board of Directors and matters as to which Delaware law requires a separate class vote).

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

TripAdvisor files annual, quarterly and current reports, proxy statements and other information with the SEC. TripAdvisor’s filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that TripAdvisor files with the SEC at its public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. TripAdvisor’s SEC filings are also available to the public from commercial retrieval services.

The SEC allows TripAdvisor to “incorporate by reference” the information that TripAdvisor’s files with the SEC, which means that TripAdvisor can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement.

ANNUAL REPORTS

TripAdvisor’s Annual Report to Stockholders for 2019, which includes our 2018 Annual Report (not including exhibits), is available at http://ir.tripadvisor.com/annual-proxy.cfm. Upon written request to TripAdvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary, TripAdvisor will provide, without charge, an additional copy of TripAdvisor’s 2018 Annual Report on Form 10-K. TripAdvisor will furnish any exhibit contained in the 2018 Annual Report upon payment of a reasonable fee. Stockholders may also review a copy of the 2018 Annual Report (including exhibits) by accessing TripAdvisor’s corporate website at www.tripadvisor.com or the SEC’s website at www.sec.gov.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE

2020 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in TripAdvisor’s proxy materials for presentation at the 2019 Annual Meeting of Stockholders must ensure that their proposal is received by TripAdvisor no later than December 28, 2019, at its principal executive offices at 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2019 Annual Meeting of Stockholders without inclusion of the proposal in TripAdvisor’s proxy materials are required to provide notice of such proposal to TripAdvisor at its principal executive offices no later than March 11, 2020.  TripAdvisor reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you share an address with any of our other stockholders, your household might receive only one copy of the Proxy Statement, 2018 Annual Report and Notice, as applicable. To request individual copies of any of these materials for each stockholder in your household, please contact TripAdvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary, or call us at (781) 800-5000. We will deliver copies of the Proxy Statement, 2018 Annual Report and/or Notice promptly following your request. To ask that only one copy of any of these materials be mailed to your household, please contact your broker.

Needham, Massachusetts

April 26, 2019

111234567812345678123456781234567812345678123456781234567812345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345  x020000000000JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL #SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.   0  0  0   0  0  0         0   0  00000422614_1     R1.0.1.18ForWithholdFor All All All Except The Board of Directors recommends you vote FOR the following: 1.  Election of Directors    Nominees 01  Gregory B. Maffei 02  Stephen Kaufer 03  Trynka Shineman Blake 04  Jay C. Hoag 05  Betsy L. Morgan 06  Jeremy Philips 07  Spencer M. Rascoff 08  Albert E. Rosenthaler 09  Robert S. Wiesenthal TRIPADVISOR, INC.400 1ST AVENUENEEDHAM, MA 02494 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON  A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.The Board of Directors recommends you vote FOR proposal 2.For Against Abstain 2.  To ratify the appointment of KPMG LLP as TripAdvisor, Inc. s independent registered public accounting firm for    the fiscal year ending December 31, 2019.NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here.(see reverse for instructions)Yes No Please indicate if you plan to attend this meeting

Address change/comments: The stockholder(s) hereby appoint(s) Stephen Kaufer and Seth J. Kalvert, or either of them, as proxies, each withthe power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated onthe reverse side of this ballot, all of the shares of common stock of TRIPADVISOR, INC., that the stockholder(s)is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 am, Eastern Time on June 11,2019, at the Residence Inn located at 80 B Street, Needham, MA 02494, and any adjournment or postponementthereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction ismade, this proxy will be voted in accordance with the Board of Directors’ recommendations. TRIPADVISOR, INC.Annual Meeting of StockholdersJune 11, 2019 11:00 amThis proxy is solicited by the Board of Directors Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Combined Document is/are available atwww.proxyvote.com (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000422614_2     R1.0.1.18